Exhibit 10.3

EXECUTION VERSION

ASSET AND STOCK PURCHASE AGREEMENT
by and among
UNIQUE FABRICATING NA, INC., BUYER
UNIQUE-INTASCO CANADA, INC., BUYER

and
INTASCO CORPORATION, SELLER
G.C.C. HOLDINGS LTD., SELLER
G. CRAIG COMBE, SELLER
THE COMBE FAMILY TRUST
Dated as of April 28, 2016

Contents

ARTICLE I	DEFINITIONS.......................................................................................1

1.1	Definitions....................................................................................................1

1.2	Other Definitional and Interpretative Provisions.......................................13

ARTICLE II	PURCHASE AND SALE OF INTASCO AND INTASCO USA SHARES..............................................................................................14

2.1	Sale and Purchase of Shares; Redemption of Voting Preference Shares and Non-voting Preference Shares...................................................................14

2.2	Purchase and Sale of the Purchased Assets................................................15

2.3	Purchase Price............................................................................................15

2.4	Purchase Price Adjustment........................................................................16

2.5	Assumption and Non-Assumption of Intasco Liabilities by Canadian Buyer..........................................................................................................18

ARTICLE III	CLOSING AND DELIVERIES...........................................................18

3.1	Closing.......................................................................................................18

3.2	Deliveries by Seller....................................................................................19

3.3	Deliveries by Buyer....................................................................................21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES RELATING TO SELLER...............................................................................................22

4.1	Organization and Authority........................................................................22

4.2	Capitalization.............................................................................................22

4.3	Subsidiaries................................................................................................23

4.4	No Other Agreements to Purchase.............................................................23

4.5	No Conflict; Required Filings and Consents.............................................23

4.6	Residency...................................................................................................24

4.7	Financial Statements..................................................................................24

4.8	Absence of Certain Changes......................................................................25

4.9	Taxes..........................................................................................................27

4.10	Title to and Sufficiency of Properties........................................................29

4.11	Real Property..............................................................................................30

i

4.12	Compliance with Laws..............................................................................31

4.13	Permits.......................................................................................................32

4.14	Employee Benefit Plans.............................................................................32

4.15	Material Contracts......................................................................................34

4.16	Legal Proceedings......................................................................................36

4.17	GST Registration.......................................................................................36

4.18	Intellectual Property...................................................................................36

4.19	Insurance....................................................................................................38

4.20	No Expropriation.......................................................................................39

4.21	Personnel....................................................................................................39

4.22	Environmental Matters...............................................................................41

4.23	Customers and Suppliers............................................................................42

4.24	Accounts Receivable..................................................................................43

4.25	Related Party Transactions.........................................................................43

4.26	Books and Records....................................................................................43

4.27	Product Liability and Warranty..................................................................44

4.28	Undisclosed Liabilities...............................................................................44

4.29	Their Respective Certain Business Practices.............................................44

4.30	Directors and Officers................................................................................45

4.31	Dividends...................................................................................................45

4.32	Bank Accounts...........................................................................................45

4.33	No Brokers.................................................................................................45

4.34	Investment Representation.........................................................................45

4.35	Competition Act – Size of Transaction Threshold.....................................46

4.36	Predecessors...............................................................................................46

4.37	Accuracy of Information............................................................................46

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF BUYER................46

5.1	Organization and Standing.........................................................................46

5.2	Authorization, Validity and Effect.............................................................46

5.3	No Conflict; Required Filings and Consents.............................................47

5.4	Tax Matters................................................................................................47

5.5	UFAB Shares.............................................................................................47

ARTICLE VI	COVENANTS AND AGREEMENTS................................................47

6.1	Interim Operations of Intasco and Intasco USA........................................47

6.2	Access........................................................................................................50

6.3	Books and Records....................................................................................50

6.4	Publicity.....................................................................................................50

6.5	Commercially Reasonable Best Efforts; Cooperation...............................51

6.6	Personnel....................................................................................................51

6.7	Notice of Events.........................................................................................52

6.8	Assistance with Financing.........................................................................52

6.9	No Negotiation...........................................................................................52

6.10	Monthly Financial Statements...................................................................53

6.11	Tax Matters................................................................................................53

6.12	Insurance; Property....................................................................................55

6.13	Satisfaction of Indebtedness......................................................................56

6.14	No Transactions with Affiliates.................................................................56

6.15	Non Assigned Contracts.............................................................................56

6.16	Amalgamation and Reorganization............................................................56

6.17	Additional Tax Matters; Intasco USA........................................................56

6.18	Bulk Sales Act Waiver and Indemnity.......................................................60

ARTICLE VII	CONDITIONS TO CLOSING............................................................61

7.1	Conditions to Obligations of the Parties....................................................61

7.2	Conditions to Obligations of Seller............................................................61

7.3	Conditions to Obligations of Buyer...........................................................61

7.4	Frustration of Closing Conditions..............................................................63

ARTICLE VIII	TERMINATION OF AGREEMENT...................................................63

8.1	Termination................................................................................................63

8.2	Effect of Termination.................................................................................64

ARTICLE IX	REMEDIES.........................................................................................64

9.1	Survival......................................................................................................64

9.2	Indemnification by Buyer..........................................................................65

9.3	Indemnification by Seller...........................................................................65

9.4	Limitations on Indemnification Payments to the Buyer Indemnitees........66

9.5	Limitations on Indemnification Payments to the Seller Indemnitees........66

9.6	Procedures..................................................................................................67

9.7	Effect of Investigations and Knowledge....................................................70

9.8	Additional Indemnification Provisions......................................................71

ARTICLE X	MISCELLANEOUS AND GENERAL...............................................72

10.1	Seller’s Representative...............................................................................72

10.2	Expenses....................................................................................................73

10.3	Successors and Assigns..............................................................................73

10.4	Third Party Beneficiaries...........................................................................73

10.5	Notices.......................................................................................................73

10.6	Complete Agreement.................................................................................74

10.7	Captions.....................................................................................................74

10.8	Amendment................................................................................................75

10.9	Waiver........................................................................................................75

10.10	Governing Law; Forum..............................................................................75

10.11	Waiver of Jury Trial...................................................................................75

10.12	Severability................................................................................................76

10.12	Schedules...................................................................................................76

10.14	Cumulative Remedies................................................................................76

10.15	Joint Drafting.............................................................................................76

10.16	Specific Performance.................................................................................76

10.17	Counterparts...............................................................................................77

10.18	Confidentiality............................................................................................77

Exhibit A – Form of Employment Agreement
Exhibit B – Escrow Agreement
Exhibit C – Forms of Leases
Exhibit D – Legal Opinion
Exhibit E – Form of Non Competition Agreement
Exhibit F – Form of GCC Redemption Note
Exhibit G – Allocation of Asset Purchase Price
Exhibit H – Amalgamation Agreement
Exhibit I – Employee Assignment of Intellectual Property Rights
Exhibit J – Lease Escrow Agreement
Schedule I – Key Employees
Schedule II – Amalgamation and Reorganization

v

ASSET AND STOCK PURCHASE AGREEMENT

This ASSET AND STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April [*], 2016, is made by and among Unique Fabricating NA, Inc., a Delaware Corporation (“Unique” or the “U.S. Buyer”), Unique-Intasco Canada, Inc., a British Columbia corporation (the “Canadian Buyer” and together with U.S. Buyer, the “Buyer”), G.C.C. Holdings Ltd., an Ontario corporation (together with its successor in amalgamation (“Amalco”) that will occur as part of the Amalgamation and Reorganization, as hereinafter defined, “GCC”), Intasco Corporation, an Ontario corporation (“Intasco”), G. Craig Combe (“Combe” and together with GCC and Intasco, the “Seller”)) and The Combe Family Trust, formed by The Combe Family Trust Agreement, dated December 22, 1999, under the laws of Ontario, Canada (the “Old Trust”).
RECITALS

A.    GCC owns one hundred percent (100%) of the outstanding capital stock of Intasco USA.
B.     GCC desires to sell to U.S. Buyer, and U.S. Buyer desires to purchase from GCC, all of the outstanding capital stock of Intasco-USA, Inc., a Michigan corporation (“Intasco USA”).
C.    GCC and 2505710 Ontario Limited (“2505710”) and their respective equity owners will effect a reorganization and amalgamation of GCC and 2505710 to, among other things, form Amalco in accordance with Schedule II hereto (the “Amalgamation and Reorganization”).
D.    Combe is an equity holder of Intasco and exercises control of each of GCC, Intasco and Intasco USA.
E.    Old Trust desires to sell to Canadian Buyer and Canadian Buyer desires to purchase from Old Trust, the Preference Shares (as defined below).
F.    Intasco desires to sell to Canadian Buyer, and Canadian Buyer desires to purchase from Intasco, substantially all of the assets of Intasco, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions.    As used herein, the following terms have the following meanings.
For purposes of this Agreement:

“2505710” has the meaning set forth in the recitals.
“2505712” means 2505712 Ontario Limited.
“Accounts Receivable” means trade receivables, non‑trade receivables and accrued revenues of Intasco and Intasco USA.
“Actions” means any litigation, hearing, suit, claim, complaint, legal proceeding, administrative enforcement proceeding or arbitration proceeding, including, without limitation, any of the foregoing by or before any Governmental Authority.
“Affiliate” of any Person means any other Person which, directly or indirectly, controls or is controlled by that Person, or is under common control with that Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes hereof, each of Intasco, Intasco USA (preceding the purchase of the Purchased Shares), GCC and any successor to any of them in the Amalgamation and Reorganization and the Equity Holders shall be deemed to be Affiliates of each other.
“Agreement” has the meaning set forth in the preamble.
“Agreement Date” means the date of this Agreement.
“Allocation” has the meaning set forth in Section 6.11(b).
“Amalco” has the meaning set forth in the recitals.
“Amalgamation and Reorganization” has the meaning set forth in the recitals.
“Assets Purchase Price” has the meaning set forth in Section 2.3(b).
“Assumed Liabilities” has the meaning set forth in Section 2.5(a).
“Audited Balance Sheet” has the meaning set forth in Section 4.7.
“Bill of Sale and Assumption Agreements” means the bills of sale, deeds, assignments and other documents (including, as applicable, patent assignments, trademark assignments and copyright assignments) conveying to Canadian Buyer all of the Purchased Assets, which documents shall be in forms and substance satisfactory to Canadian Buyer.
“Bulk Sales Act Statement” has the meaning set forth in Section 7.3(h).
“Business” means the business of Intasco and Intasco USA, including manufacturing, inventing, marketing, developing, selling or distributing interior and exterior attachment systems utilizing pressure sensitive films, foams and adhesives for consumer and commercial vehicles.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York or Toronto, Ontario are authorized or obligated by Law or executive order to close.
“Buyer” has the meaning set forth in the preamble.
“Buyer Claim” has the meaning set forth in Section 9.6(b).
“Buyer Claims Notice” has the meaning set forth in Section 9.6(b).
“Buyer Indemnitees” has the meaning set forth in Section 9.3.
“Canadian Buyer” has the meaning set forth in the preamble.
“Cap” has the meaning set forth in Section 9.4(b).
“Cash” as of any time means cash balances on hand in bank accounts at such time plus cash equivalents recorded consistent with past practice.
“Cash Purchase Price” has the meaning set forth in Section 2.3(b).
“CERCLA” has the meaning set forth in the definition of “Environmental Law.”
“Claim” means a Buyer Claim or a Seller Claim, as the context requires.
“Claim Response” has the meaning set forth in Section 9.6(a).
“Cleanup” has the meaning set forth in Section 9.8(f).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Working Capital” has the meaning set forth in Section 2.4(a)(ii).
“COBRA” has the meaning set forth in Section 4.14(e).
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company Debt” means (a) any Liability of Intasco and/or Intasco USA (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to draws under any letter of credit, bankers’ acceptance or note purchase facility, (iii) for the payment of money relating to leases which, in accordance with GAAP, are required to be classified as capitalized lease obligations, (iv) under any conditional sale or other title retention agreement with respect to acquired property, or for all or any part of the deferred purchase price of property, and/or (v) evidenced by any note, bond, debenture or other similar instrument, and (b) any Liability of others described in the preceding clause (a) that Intasco and/or Intasco USA has guaranteed, that is recourse to either or any of their respective assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of either. For purposes of this Agreement, Company Debt also includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums, bank overdrafts or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Company Debt, and for the avoidance of doubt, includes any Company Debt outstanding to Seller.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement of Intasco or Intasco USA providing for compensation, pension, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA that is maintained, contributed to, or required to be contributed to, by either Intasco or Intasco USA or any ERISA Affiliate for the benefit of any employee, or with respect to which either of Intasco or Intasco USA or any ERISA Affiliate has any liability or obligation.
“Confidential Information” has the meaning set forth in Section 10.18.
“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein or in any Related Document.
“Constituent Corporation” means any constituent corporation or any other business entity that entered into any business combination with Intasco, Intasco USA or any Subsidiary of either pursuant to which Intasco, Intasco USA or any Subsidiary is a surviving Person.
“Contract” means any agreement, contract, personal property lease, real property lease, offers or agreements to lease or right to occupy or license real property or any part(s) thereof, capital lease, note, loan, evidence of indebtedness, guaranty, purchase order, customer order, letter of credit, franchise agreement, undertaking, obligation, covenant-not-to-compete, employment agreement, license, instrument, option, obligation, indenture, deed of trust or commitment (i) to which either Intasco or Intasco USA is a party, or (ii) by which either or its respective assets is bound, in each case, whether oral or written.
“Current Assets” means, as of any date, only the following categories of the current assets of Intasco or Intasco USA: (i) trade Accounts Receivable, including rebates receivable (but only to the extent such Accounts Receivable conform to the representations and warranties set forth in Section 4.24 and excluding any Accounts Receivable relating to the sales of goods or services by Intasco or Intasco USA to an Affiliate), (ii) Inventory (but only to the extent such Inventory conforms to the representations and warranties set forth in Section 4.10(b)), and (iii) prepaid expenses

“Current Liabilities” means, as of any date, the following categories of the current liabilities of Intasco or Intasco USA: (i) trade accounts payable, including rebates payable (but excluding any payable owed by Intasco or Intasco USA to an Affiliate), and (ii) accrued expenses.
“Deductible” has the meaning set forth in Section 9.4(a).
“Dispute Notice” has the meaning set forth in Section 9.6(b).
“Dispute Period” has the meaning set forth in Section 9.6(b).
“Employee” has the meaning set forth in Section 4.21(a).
“Employee Assignment of Intellectual Property Rights” means the assignment in the form of Exhibit I hereto.
“Employment Agreements” means employment and restrictive covenant agreements with each of the Key Employees, substantially in the forms and on the terms of Exhibit A.
“Employee Trust” means the Intasco 2014 Employee Trust, formed by a trust agreement, dated June 27, 2014, under the laws of the Province of Ontario.
“Environmental Law” means any Law, administrative or judicial decision or order, concerning the protection of human health, safety or the environment, including the use, generation, treatment, storage, disposal, Release, transportation or arrangement for transportation of any Hazardous Material. The term “Environmental Laws” includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Occupational Safety and Health Act of 1970, as amended, the Federal Water Pollution Control Act, as amended, the Federal Resource Conservation and Recovery Act, as amended, the Federal Clean Water Act, as amended, the Toxic Substances Control Act, as amended, the Federal Clean Air Act, as amended, and any and all other comparable state or local or other Laws, and all amendments thereto or regulations promulgated thereunder, relating to the environment, health or safety.
“Environmental Liability” means any Liability or Loss relating to or alleged to relate to any environmental, health or safety matter (including those involving natural resources) or condition existing on or before the Closing Date for which Intasco, Intasco USA or any of their respective Predecessors has (directly, contingently or otherwise) or is alleged to have liability or responsibility, including any Liability or Loss relating to any Environmental Law, Contract, tort, implied or express warranty or strict liability.
“Equity Consideration” has the meaning set forth in Section 2.3(a)(i).
“Equity Holders” means GCC, Old Trust, Employee Trust, New Trust and Combe.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person under common control with Intasco or Intasco USA within the meaning of Section 414(b) or (c) of the Code, and the regulations issued thereunder.
“Escrow Account” means the escrow account to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means an agreement by and among the Buyer, the Seller Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit B.
“Escrow Fund” means an amount equal to $1,375,000.
“Estimated Working Capital” has the meaning set forth in Section 2.4(a)(i).
“ETA” means the Excise Tax Act (Canada), as amended and any equivalent or corresponding provincial and territorial legislation imposing a similar value added or multi-stage tax.
“Excluded Assets” has the meaning set forth in Schedule 2.2.
“Excluded Liabilities” has the meaning set forth in Section 2.5(c).
“Excluded Representations” has the meaning set forth in Section 9.1(b).
“Existing Leases” means (i) the lease, dated February 1, 2016, between Combe Investments USA Inc. and Intasco-USA Inc. and (ii) the lease, dated February 1, 2016, between Combe Investments Ltd. And Intasco Corporation.
“Financial Statements” has the meaning set forth in Section 4.7(a).
“GAAP” means United States generally accepted accounting principles.
“GCC Redemption Note” has the meaning set forth in Section 2.3(a)(iii).
“Governmental Authority” means any government, quasi-governmental or political subdivision, whether U.S. or Canadian, federal, state, provincial, county, municipal, local, domestic or foreign, or any governmental ministry, agency, branch, department, commission, board, tribunal or bureau or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, quasi-governmental, regulatory or taxing authority or power of any nature or instrumentality of any such government or political subdivision, or any federal, state, provincial, local, domestic or foreign court.
“Hazardous Material” means any toxic, hazardous or dangerous substance or waste, any pollutant or contaminant, including asbestos and asbestos-containing materials, hazardous waste, hazardous material, hazardous substance, petroleum or its products or fractions, petroleum-

containing materials, radiation and radioactive materials and polychlorinated biphenyls, all as defined, listed, prescribed or prohibited in any Environmental Law.
“HST” means the goods and services tax and harmonized sales tax imposed under the ETA and any equivalent or corresponding tax imposed under any applicable provincial or territorial legislation imposing a similar value added or multi-stage tax.
“I-9 Form” has the meaning set forth in Section 4.21(c).
“Improvements” has the meaning set forth in Section 4.11(a).
“Indemnifiable Claims” means all Actions, known or unknown, pending or threatened at any time (whether before, on or after the Closing Date), to the extent relating to Intasco, Intasco USA and/or the conduct of the Business prior to the Closing.
“Indemnifiable Liabilities” means all Liabilities of Intasco or Intasco USA existing on the Closing Date or primarily attributable to events, conditions, circumstances or periods that occurred or existed prior to the Closing, except for ordinary-course obligations under Contracts of Intasco or Intasco USA to the extent such obligations are by the terms of such Contracts required to be performed or paid after the Closing Date and do not arise out of any pre-Closing breach thereunder by either Intasco or Intasco USA or any Predecessor.
“Indemnified Party” means Buyer Indemnitees and/or Seller Indemnitees, as the context requires.
“Indemnified Taxes” means Taxes payable by the Buyer as a result of the acquisition, holding, redemption, retraction or purchase for cancellation of the Preference Shares, and Taxes of Intasco USA for any taxable year or portion thereof ending on or prior to the Time of Closing.
“Indemnifying Party” has the meaning set forth in Section 9.6(d).
“Insurance Policies” has the meaning set forth in Section 4.19(a).
“Intasco” has the meaning set forth in the preamble.
“Intasco USA Shares” means 5,000 shares of common stock, par value $1.00 per share, of Intasco USA, representing all of the authorized, issued and outstanding shares thereof.
“Intasco USA” has the meaning set forth in the recitals.
“Intellectual Property” means any and all patents, patents pending and patent applications; trademarks, service marks, trade names, corporate names, mask works, service marks, brand names, trade dress, slogans, logos and Internet domain names, websites and browsers and their associated goodwill; inventions, invention studies, discoveries, ideas, processes, formulae, designs, computer programs, models, industrial designs, know-how, confidential information, proprietary information and trade secrets, whether or not patented or patentable; copyrights, writing and other copyrightable works and works in progress, databases, website content and software; all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the word; all registrations and application for registration of any of the foregoing; and any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world; in each case, that is owned by Intasco or Intasco USA or used by either in the conduct of its business.
“Interim Balance Sheet” has the meaning set forth in Section 4.7(a).
“Interim Financial Statements” has the meaning set forth in Section 4.7(a).
“Inventory” means all inventory, merchandise, finished goods, work in progress and raw materials owned, stored or otherwise held by or on behalf of Intasco or Intasco USA.
“ITA” means the Income Tax Act (Canada), as amended.
“Key Employees” means the employees identified on Schedule I hereto.
“Law” means any law, constitution, statute, by-law, code, ordinance, regulation rule or treaty of any Governmental Authority.
“Lease Escrow Agent” means Citibank, N.A.
“Lease Escrow Agreement” means an agreement by and among the Canadian Buyer, the Landlord with respect to the Leased Real Property in the City of London, and the Lease Escrow Agent, substantially in the form attached hereto as Exhibit J.
“Lease Escrow Fund” an amount equal to $500,000.
“Leased Real Property” means all real property leased or subleased by Intasco or Intasco USA and used in the Business and all buildings, structures and other fixed improvements located on, in or under such real property.
“Leases” means the leases for the Leased Real Property, substantially in the forms attached hereto as Exhibit C.
“Legal Opinion” means the legal opinion of McKenzie Lake Lawyers LLP, counsel to the Seller, substantially in the form of Exhibit D.
“Liabilities” means any debts, liabilities and other obligations of any kind or nature, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, determined or determinable, several or joint and several, direct or indirect, including those arising under any Law (including any Environmental Law), Action, Order and/or Contract.
“Liens” means any Mortgage, lien, security interest, pledge, attachment, charge, claim, condition, option, right of first refusal, assignment by way of security or other title retention agreement or other similar encumbrance or restriction of any kind or instrument charging, or creating a security interest in, or against title to the Purchased Shares, the Preference Shares, the Purchased Assets, the Leased Real Property or any part thereof or interest therein, including any restriction on use, voting, transfer (other than transfer restrictions under applicable Law), receipt of income or exercise of any other attribute of ownership and any lease, option, easement, right of way, servitude, restriction, execution or other charge or encumbrance which encumber title to the Purchased Shares, the Preference Shares, the Purchased Assets, the Leased Real Property or any part thereof or interest therein.
“Losses” or “Loss” has the meaning set forth in Section 9.2.
“Material Adverse Effect” means, with respect to Seller or Intasco USA or Buyer, as applicable, any event change, effect, circumstance, fact, occurrence or development that has had (or would reasonably be expected to have) a material adverse effect on the business, assets, results of operations, prospects or condition (financial or otherwise) of such party and/or, in the case of Intasco, Intasco USA or Buyer, excluding (a) any change, occurrence or development resulting from general business or economic conditions, or (b) any event, change, effect, circumstance, fact, occurrence or development affecting companies in the industry in which it conducts its business generally, in each case so long as such event, change, effect, circumstance, effect, occurrence or development does not disproportionately affect such party or its ability to consummate the transactions contemplated by this Agreement.
“Material Contracts” has the meaning set forth in Section 4.15(b).
“Material Customers” has the meaning set forth in Section 4.23(a).
“Material Permits” has the meaning set forth in Section 4.13.
“Material Suppliers” has the meaning set forth in Section 4.23(b).
“Mortgage” has the meaning set forth in Section 4.11(c).
“New Trust” means The Combe 2014 Family Trust, formed by The Combe 2014 Family Trust Agreement, dated June 27, 2014, under the laws of Ontario, Canada.
“Non-Assigned Contract” has the meaning set forth in Section 6.15.
“Non-Competition Agreements” means agreements in favor of Buyer relating to, among other things, non-competition and non-solicitation, substantially in the form and on the terms of Exhibit E.
“Non-voting Preference Shares” means the non-voting preference shares of Amalco, with a redemption value and liquidation preference of $1.00 per share.
“Notice” has the meaning set forth in Section 9.6(b).
“OBCA” means the Business Corporations Act (Ontario), as amended.

“Offered Employees” has the meaning set forth in Section 6.6(a).
“Old Trust” has the meaning set forth in the preamble.
“Order” means any decision, order, judgment, ruling, injunction, award, decree, directive or writ of any Governmental Authority.
“Pension Plan” means each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or a “registered pension plan” within the meaning of Section 147.1 of the ITA.
“Permits” means any federal, state, provincial, county, municipal, local or foreign license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Authority to either Intasco or Intasco USA.
“Permitted Liens” means (a) Liens set forth on Schedule 1.1, (b) mechanics’, workmens’, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business consistent with past practice or by operation of Law provided that the underlying obligations are not yet due or delinquent, and (c) with respect to Intellectual Property, licenses granted in the ordinary course of business consistent with past practice and listed on Schedule 1.1; provided, however, that none of the foregoing Liens described in clauses (a), (b) or (c), individually or in the aggregate, impair in any material respect the use and operation or value of the Business or the property to which they relate.
“Pre‑Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion through the end of the Closing Date for any Tax period that includes (but does not end on) the Closing Date.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or Governmental Authority.
“Predecessor” means (i) any Person that at any time directly or indirectly conducted in any respect the Business of Intasco or Intasco USA, and (ii) any Constituent Corporation.
“Preference Shares” shall means the 2,000 Voting Preference Shares and 3,000,000 Non-voting Preference Shares purchased by Canadian Buyer from the Old Trust pursuant hereto.
“Preference Shares Purchase Price” has the meaning set forth in Section 2.3(a).
“Product Liabilities” means, with respect to any products (including the Products) previously sold and/or sold as of the Closing Date, and/or services previously provided and/or provided as of the Closing Date, by or on behalf of Intasco, Intasco USA and/or any Predecessor, all Actions and other Liabilities relating to actual or alleged injury, damage, death or other harm, including to any Person, property or business, including (i) any relating to any actual or alleged defect in the design and/or manufacture of a product, and (ii) any product recalls or withdrawals relating thereto.

“Products” means the products and services of the Business currently or previously sold or provided, as the case may be, including PVE Foam, Double Coated Transfer Tapes, Headliner Transfer Tapes, and Acrylic Foam Permanent Adhesive Tape.
“Property Rights” means, collectively, all easements, leases, licenses, rights of occupation and/or use, and other rights relating to or creating interests in land, whether pursuant to agreement or law, that are required to operate the Business in all material respects as it is currently being operated by Intasco or Intasco USA, as applicable.
“Property Tax” has the meaning set forth in Section 6.17(i).
“Purchase Price” has the meaning set forth in Section 2.3(b).
“Purchased Assets” has the meaning set forth in Section 2.2.
“Purchased Shares” means the Intasco USA Shares.
“Real Estate Assets” means, collectively, without duplication, the Leased Real Property, the Improvements, the Real Property Leases and the Property Rights.
“Real Property Leases” has the meaning set forth in Section 4.11(b).
“Related Documents” means the Leases, the Employment Agreements, the Escrow Agreement, the Non-Competition Agreements, the Reorganization Documents, and all other documents, instruments and agreements entered into in connection with this Agreement and the transactions contemplated hereby.
“Release” means any releasing, spilling, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping of a Hazardous Material into the environment.
“Reorganization Documents” means all documents, instruments, agreements or filings entered into, delivered or filed in connection with the Amalgamation and Reorganization.
“Remaining Disputed Items” has the meaning set forth in Section 2.4(b).
“Representation Termination Date” has the meaning set forth in Section 9.1(b).
“Response Period” has the meaning set forth in Section 9.6(a).
“Responsible Party” has the meaning set forth in Section 9.6(d).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” shall mean Intasco, GCC and Combe, jointly and severally.
“Seller Claim” has the meaning set forth in Section 9.6(a).

“Seller Claims Notice” has the meaning set forth in Section 9.6(a).
“Seller Indemnitees” has the meaning set forth in Section 9.2.
“Seller Representative” means G. Craig Combe as such Person may be replaced from time to time in accordance with Section 10.1.
“Seller’s Knowledge” means the actual or constructive knowledge of Seller or Intasco USA, after due inquiry.
“Selling Expenses” means all costs, fees and expenses of the Equity Holders, Intasco or Intasco USA or any of their respective Affiliates incurred in connection with the consummation of the transactions contemplated hereby, including the fees and expenses of attorneys, advisors and consultants.
“Settlement Accountant” has the meaning set forth in Section 2.4(b).
“Share Cash Purchase Price” has the meaning set forth in Section 2.3(a)(i).
“Share Purchase Price” has the meaning set forth in Section 2.3(a)(i).
“Shares Equity Consideration” has the meaning set forth in Section 2.3(a)(i).
“Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.
“Subsidiary” and “Subsidiaries” means, with respect to either Intasco or Intasco USA, any other Person (a) whose board of directors or similar governing body, or a majority thereof, currently may be directly or indirectly elected or appointed by Intasco, Intasco USA or a subsidiary of either, (b) whose management decisions and corporate actions are directly or indirectly subject to the control of Intasco, Intasco USA or a subsidiary of either, or (c) whose voting securities are more than fifty percent (50%) owned, directly or indirectly, by Intasco, Intasco USA or a subsidiary of either. The term “Subsidiary” shall include all subsidiaries of such Subsidiary.
“Target Working Capital” means Working Capital in the amount of $4,000,000 with respect to Intasco and US $525,000 with respect to Intasco USA.
“Tax” means, (i) any and all taxes (whether U.S. or Canadian, federal, state, provincial, local or foreign) including income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, disability, excise, severance, stamp, occupation, premium, property, registration, estimated, capital stock, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever, together with any interest penalties, additions to tax or additional amounts imposed by any Taxing Authority, and (ii) any amounts described in clause (i) that are payable by any other party for which either Intasco or Intasco USA is liable pursuant to any tax sharing agreement, tax indemnification agreement or other similar agreement.

“Tax Returns” means all Tax returns, statements, reports and forms required to be filed with any Taxing Authority.
“Taxing Authority” means any Governmental Authority responsible for the administration, assessment, determination, collection or imposition of any Tax.
“Termination Date” has the meaning set forth in Section 8.1(b).
“Time of Closing” has the meaning set forth in Section 3.1.
“Treasury Regulations” means the United States Treasury Regulations promulgated pursuant to the Code.
“U.S. Transfer Tax” has the meaning set forth in Section 6.17(f).
“UFAB” means Unique Fabricating, Inc., a Delaware corporation.
“UFAB Shares” means shares of common stock, par value $.001 per share, of UFAB, which are listed on the NYSE MKT.
“Voting Preference Shares” means the Voting Preference shares of Amalco, each with one vote per share, with a redemption value and liquidation preference of $0.001 per share.
“WARN Act” means the Workers Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Laws.
“Working Capital” as of any particular date means (a) the Current Assets as of such date (excluding any assets related to Taxes) minus (b) the Current Liabilities as of such date, excluding any liabilities for Taxes, in each case calculated in accordance with GAAP applied in a manner (including the basis of calculation of individual line items and the determination of allowances and reserves) consistent with the Interim Balance Sheet, and in accordance with Schedule 2.4(a).
“Working Capital Overage” has the meaning set forth in Section 2.4(a)(i).
“Working Capital Statement” has the meaning set forth in Section 2.4(a)(ii).
“Working Capital Underage” has the meaning set forth in Section 2.4(a)(i).
1.2    Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively. All references to currency herein shall be to, and all payments required hereunder shall be paid in, Canadian Dollars. All references to any time herein shall refer to Eastern Time in the United States. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Seller or Buyer, whether under any rule of construction or otherwise, as a result of the identity of the party or parties who drafted this Agreement or any provision hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
ARTICLE II

PURCHASE AND SALE OF INTASCO AND INTASCO USA SHARES
2.1    Sale and Purchase of Shares; Redemption of Voting Preference Shares and Non-voting Preference Shares.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, commencing at the Time of Closing, the following transactions will occur in the following order in 60 second intervals commencing immediately following 11:59:00 PM on the Closing Date:
(i)    GCC shall sell, assign, convey, set over, transfer and deliver to U.S. Buyer, and U.S. Buyer shall purchase from GCC, all of GCC’s right, title and interest in and to the Intasco USA Shares, free and clear of all Liens;
(ii)    GCC and 2505710 will amalgamate under the OBCA and continue as one corporation named GCC Holdings Ltd. On the amalgamation, 10,000 Voting Preference Shares, 3,000,000 Non-voting Preference Shares and, 100 Class A voting common shares will be issued to the Old Trust.
(iii)    The Old Trust shall sell, assign, convey, set over, transfer and deliver to Canadian Buyer, and Canadian Buyer shall purchase from the Old Trust, all of Old Trust’s right, title and interest to the Preference Shares, free and clear of all Liens;.

(iv)    Upon the terms and subject to the conditions set forth in this Agreement, GCC shall purchase and redeem from the Canadian Buyer, and the Canadian Buyer shall sell, assign, convey, set over, transfer and deliver to GCC, all of Canadian Buyer’s right, title and interest in and to the Preference Shares, free and clear of all Liens.
2.2    Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, immediately following the transaction set forth in Section 2.1(a)(iv), Intasco shall sell, convey, transfer, assign and deliver to the Canadian Buyer, and the Canadian Buyer shall purchase from Intasco, free and clear of all Liens other than Permitted Liens, all of Intasco’s right, title and interest in, to and under (including indirect and other forms of beneficial ownership) the assets and properties, of every kind and description, owned, used or held for use primarily in the conduct of the Business, whether real, personal or mixed, tangible or intangible, choate or inchoate, wherever situated, and whether owned, leased or licensed (but, for the avoidance of doubt, excluding any Excluded Assets), all as the same shall exist on the Closing Date (collectively, the “Purchased Assets” as set forth on Schedule 2.2).
2.3    Purchase Price.
(a)    Equity Transactions.
(i)    Subject to the adjustments set forth in Section 2.4, the full consideration for the Purchased Shares (the “Share Purchase Price”) shall be 70,797 UFAB Shares (the “Equity Consideration”); and
(ii)    The full consideration payable by Canadian Buyer for the Preference Shares shall be $3,000,002 payable in cash, by wire transfer to an account designated by the Seller Representative prior to the Closing (the “Preference Shares Purchase Price”);
(iii)    The full consideration payable by GCC to Canadian Buyer as the redemption price for the Preference Shares shall be $3,000,002, payable by delivery by GCC of a note (the “GCC Redemption Note”) in the form of Exhibit E hereto.
(b)    Purchased Assets. Subject to the adjustments set forth in Section 2.4, the full consideration for the Purchased Assets (the “Asset Purchase Price” and together with the Share Purchase Price, the “Purchase Price”) shall be:
(i)    $23,449,998 (such sum, as may be increased or decreased pursuant to Section 2.4, the “Cash Purchase Price”);
(ii)    The delivery by Canadian Buyer to Intasco of the GCC Redemption Note; and
(iii)    The assumption of the Assumed Liabilities.
(c)    At the Closing, (i) Buyer shall pay by wire transfer of immediately available funds (A) to an account the Seller Representative will designate in writing prior to the Closing, the Cash Purchase Price less (x) the amount of the Escrow Fund, (y) the amount of the

Lease Escrow Fund and (z) any amounts required to repay in full any Company Debt, (B) to the Escrow Agent pursuant to the Escrow Agreement, the amount of the Escrow Fund, and (C) to the Lease Escrow Agent the amount of the Lease Escrow Fund and (ii) Buyer shall deliver the Equity Consideration to the Seller Representative.
2.4    Purchase Price Adjustment.
(a)    Working Capital Statement.
(i)    Not later than three Business days prior to the Closing Date, the Seller Representative shall deliver to Buyer a good faith estimate of the Working Capital for each of Intasco and Intasco USA as of a point in time immediately prior to the Closing, prepared in accordance with Schedule 2.4(a), together with related supporting schedules, calculations and documentation and a calculation of any resulting Working Capital Underage or Working Capital Overage (the “Estimated Working Capital”). If the Estimated Working Capital is less than the Target Working Capital, the Cash Purchase Price paid at Closing shall be reduced by the amount of such shortfall (the “Working Capital Underage”), subject to further adjustment as provided in this Section 2.4. If the Estimated Working Capital is greater than the Target Working Capital, the Cash Purchase Price paid at Closing shall be increased by the amount of such excess (the “Working Capital Overage”), subject to further adjustment as provided in this Section 2.4.
(ii)    Within forty-five (45) days after the Closing Date, Buyer shall cause to be prepared and delivered to the Seller Representative a statement (the “Working Capital Statement”) setting forth the calculation of the Working Capital for each of Intasco and Intasco USA as of the point in time immediately prior to the Closing as of which the Seller Representative calculated Estimated Working Capital (“Closing Working Capital”). The Working Capital Statement shall be prepared in accordance with Schedule 2.4(a).
(b)    Dispute. Within thirty (30) days following receipt by the Seller Representative of the Working Capital Statement, the Seller Representative shall either inform Buyer in writing that the Working Capital Statement is acceptable or deliver written notice to Buyer of any dispute the Seller Representative has with respect to the Working Capital Statement, which written notice shall describe in reasonable detail the items contained in the Working Capital Statement that the Seller Representative disputes and the basis for any such disputes and his calculation of the Closing Working Capital. If the Seller Representative does not notify Buyer of a dispute with respect to any items contained in the Working Capital Statement within such thirty (30) day period, such Working Capital Statement and the Working Capital shall be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and the Seller shall negotiate in good faith to resolve any such dispute. If Buyer and the Seller Representative, notwithstanding such good faith effort, fail to resolve such dispute with respect to one or more items within thirty (30) days after the Seller Representative advises Buyer of its objections, then the items raised in the Seller Representative’s dispute notice that remain in dispute (the “Remaining Disputed Items”) shall be submitted to BDO USA LLP, or if BDO USA LLP is unwilling or unable to serve in such capacity, such other accounting firm as shall be mutually agreed upon by the parties (such accountant, the “Settlement Accountant”), who, acting as an expert and not as an arbitrator, shall resolve the Remaining Disputed Items. If the parties are unable to agree upon the selection of the Settlement Accountant within five (5) Business Days after expiration of such thirty (30) day period, the Settlement Accountant shall be appointed by the American Arbitration Association. The Settlement Accountant shall act as an expert and not as an arbitrator. Prior to its engagement, the Settlement Accountant shall agree in writing to resolve the Remaining Disputed Items, but no others, in accordance with the provisions of this Section 2.4 and based upon a review of the parties’ positions and thereby establish the Closing Working Capital. The Settlement Accountant shall make such determination within forty-five (45) days following the submission of the matter to the Settlement Accountant for resolution, and such determinations shall be final, conclusive and binding on the parties absent fraud or arithmetic error. In the event any dispute is submitted to the Settlement Accountant for resolution as provided in this Section 2.4(b), the fees, charges and expenses of the Settlement Accountant shall be paid (i) one-half by Seller and (ii) one-half by Buyer.
(c)    Access. For purposes of complying with the terms set forth in this Section 2.4, each party shall cooperate with and make available to the other parties and their respective representatives and to the Settlement Accountant all information, records, data and working papers and shall permit access to its facilities and personnel of each as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes in connection therewith.
(d)    Downward Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.4(b)) is less than the Estimated Working Capital, then the Asset Purchase Price shall be adjusted downward by the amount of such shortfall, and the amount of such shortfall shall be conclusively deemed to be the joint and severally obligations of each Seller, and the Seller shall pay to Buyer the amount of such shortfall (in U.S. dollars if with respect to Intasco USA and Canadian dollars if with respect to Intasco), within five (5) Business Days from the date on which the Closing Working Capital is finally determined pursuant to Section 2.4(b), by wire transfer of immediately available funds to an account designated in writing by Buyer to the Seller Representative. Notwithstanding anything to the contrary contained herein, the amount of such shortfall shall be paid by Seller directly and shall not be paid out of the Escrow Fund.
(e)    Upward Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.4(b)) is greater than the Estimated Working Capital, then the Cash Purchase Price shall be adjusted upward by the amount of such excess and Buyer shall pay an amount in cash equal to such excess to the Seller (in U.S. dollars if with respect to Intasco USA and Canadian dollars if with respect to Intasco). Such amount shall be paid by Buyer within five (5) Business Days from the date on which the Closing Working Capital is finally determined pursuant to Section 2.4(b), by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller’s Representative to Buyer.
(f)    No Adjustment. If the Closing Working Capital (as finally determined pursuant to Section 2.4(b)) is equal to the Estimated Working Capital, there shall be no post-Closing adjustment to the Asset Purchase Price under this Section 2.4.

2.5    Assumption and Non-Assumption of Intasco Liabilities by Canadian Buyer.
(a)    Except as otherwise provided in this Section 2.5, Canadian Buyer shall, at the Closing, assume and agree to pay, when due and payable, and perform and discharge in accordance with the applicable relevant governing Contracts, only the following Liabilities of Intasco (subject to Sections 2.5(b) and 2.5(c), the “Assumed Liabilities”): (i) all Current Liabilities of a fixed amount on the Working Capital Statement to the extent same are liabilities that would be required to be reflected on a balance sheet of Intasco in accordance with the GAAP, and (ii) Intasco’s respective obligations incurred under Contracts identified on Schedule 2.5(a) and effectively assigned by Intasco to Canadian Buyer, in each case to the extent such obligations referred to in this clause (ii) are related to Intasco’s portion of the Business and are by the terms of any such Contract required to be performed or paid after the Closing Date and do not arise out of or in connection with any pre-Closing breach thereof.
(b)    Notwithstanding Section 2.5(a) above, no Liability or portion thereof shall be an Assumed Liability under Section 2.5(a) to the extent that (i) it is an Environmental Liability and/or a Product Liability, (ii) it is attributable to or relates to events, conditions or circumstances existing on or with respect to or arising from Real Property, (iii) it is attributable to or relates to events, conditions, circumstances or periods that occurred or existed on or prior to the Closing, and/or (iv) such Liability relates to any sale prior to the Closing of any portion of the Business. For the avoidance of doubt, Assumed Liabilities mean the Liabilities that are expressly assumed by Buyer pursuant to the terms of this Section 2.5.
(c)    Notwithstanding anything contained in this Agreement or in any Related Document to the contrary, Buyer shall not assume, undertake, accept, be bound by or otherwise be responsible for any Liabilities of Intasco, any Subsidiary, any Predecessor or any of their Affiliates (whether or not disclosed to Buyer) other than the Assumed Liabilities. “Excluded Liabilities” means all Liabilities that are not Assumed Liabilities including (i) the Selling Expenses, (ii) any Liability of Intasco or any of its Affiliates under all Company Employee Plans, (iii) except to the extent included in calculating Working Capital, any Liability of Intasco with respect to pre-Closing obligations to Employees, including any accrued vacation or sick pay or paid leave or time off from work, and (iv) any Liability of Intasco or any of its Affiliates related to Taxes. Intasco and each Seller agrees to pay, perform and discharge when due and payable the Excluded Liabilities.
ARTICLE III

CLOSING AND DELIVERIES
3.1    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Sills Cummis & Gross P.C., One Riverfront Plaza, Newark, New Jersey 07102 on the second Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing) or on such other date or at such other time and place as the parties mutually agree in writing (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. The Closing shall be deemed to be effective immediately after 11:59:00 p.m., New York time, on the day of the Closing Date (the “Time of Closing”).
3.2    Deliveries by Seller. At the Closing, GCC or Intasco, as the case may be, shall deliver or cause to be delivered to Buyer the following items:
(a)
    Stock certificates representing the Intasco USA Shares to the U.S. Buyer, accompanied by a duly executed stock power in form satisfactory to U.S. Buyer;
(b)    Stock certificates representing the Preference Shares to the Canadian Buyer, accompanied by a duly executed stock power in form satisfactory to Canadian Buyer;
(c)    Termination of the Existing Leases, duly executed by the applicable landlord therender;
(d)    the Leases, duly executed by the applicable landlord thereunder;
(e)    GCC Redemption Note;
(f)    a certificate of the Secretary of State or other applicable Governmental Authority of the respective jurisdictions of incorporation of each of GCC, Intasco, 2505710 and Intasco USA to the existence and, in the case of Intasco USA, good standing of each in such jurisdiction as of the most recent practicable date;
(g)    a certificate of the Secretary of each of GCC, Intasco, Intasco, USA 2505710 and Old Trust, certifying as of the Closing attached copies of the certificate of incorporation and by-laws or other organizational documents (including any shareholder agreements or declarations) of each thereof, certifying and attaching all requisite resolutions or actions of board of directors or similar governing body and stockholders of each, approving the execution and delivery of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers or representatives of a Seller, 2505710, Intasco USA or Old Trust executing this Agreement and the Related Documents and any other document relating to the transactions contemplated hereby or thereby;
(h)    a certificate of an officer of GCC and Intasco and of Combe to the effect that the conditions set forth in Sections 7.3(a), 7.3(b), 7.3(i), and 7.3(j) applicable to GCC and Intasco have been satisfied;
(i)    the Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent;
(j)    the Lease Escrow Agreement, duly executed by the Landlord and the Lease Escrow Agent;

(k)    the Non-Competition Agreement, duly executed by Combe;
(l)    the Employment Agreements, duly executed by each of the Key Employees;
(m)    Employee Assignment of Intellectual Property Rights, duly executed by each of the Key Employees;
(n)    the Legal Opinion;
(o)    Intasco USA shall have delivered to the Buyer: (i) a statement conforming to the requirements of Section 1.897-2(h)(1)(i) of the Treasury Regulations; and (ii) the notification to the Internal Revenue Service required under Section 1.897-2(h)(2) of the Treasury Regulations.
(p)    to the extent required by the Buyer at least two (2) business days prior to Closing, resignations effective as of the Closing of each of the directors and officers of Intasco USA;
(q)    letter issued by each holder of Company Debt not more than five Business Days prior to the Closing Date, which sets forth (A) the amount, if any, required to repay in full all indebtedness owed to such holder on the Closing Date, (B) the wire transfer instructions for the repayment of such Company Debt to such holder, if there is any amount required to be repaid and (C) a release of all Liens granted to such holder or otherwise arising with respect to such Company Debt, effective upon repayment of such indebtedness;
(r)    evidence and documentation that any Person holding security interests or Liens, on behalf of itself its successors, legal representatives and assigns, has terminated, released and discharged its security interest in and to the Intellectual Property in Schedule 4.18, and all other right, title and interest in and to such Intellectual Property, and has assigned or reassigned to the Buyer any and all such right, title and interest that it may have had in such Intellectual Property;
(s)    Purchase Certificate issued by the Workplace Safety and Insurance Board stating that Intasco does not owe any amounts and is not in default under the Workplace Safety and Insurance Act, 1997 (Ontario);
(t)    all documents necessary to comply with any applicable transfer requirement imposed by Environmental Law and evidencing transfer of all licenses required under Environmental Law that are transferrable under Environmental Law;
(u)    true and correct copies of each Consent to be received pursuant to Section 7.3(d) in form and substance reasonably satisfactory to Buyer;
(v)    all books and records of or relating to the Business, Intasco and Intasco USA;

(w)    certified copies of the articles of amalgamation of Amalco;
(x)    receipt for the Purchase Price and Preference Shares Purchase Price;
(y)    the Bill of Sale and Assumption Agreements;
(z)    the Bulk Sales Act Statement; and
(aa)    all such other documents and instruments as may be reasonably required by the Buyer to complete the purchase and sale of the Purchased Assets, the Preference Shares and the Purchased Shares.
3.3    Deliveries by Buyer. At the Closing, Buyer shall deliver to the Seller Representative the following items:
(a)    the Cash Purchase Price, paid in accordance with Section 2.3(c);
(b)    the Preference Share Purchase Price, paid in accordance with Section 2.3(a)(ii);
(c)    stock certificates registered in the names set forth on Schedule 3.3(a) representing the UFAB Shares;
(d)    stock certificate representing the Preference Shares;
(e)    GCC Redemption Note;
(f)    the Leases, duly executed by Canadian Buyer;
(g)    a certificate of the Secretary of State or other applicable Governmental Authority of the state or other jurisdiction of organization of each Buyer as to the existence of each Buyer and, in respect of Unique, as to the good standing, in such jurisdiction as of the most recent practicable date;
(h)    a certificate of the Secretary of each Buyer, certifying, as of the Closing, attached copies of the certificate of incorporation and by-laws of Buyer, certifying and attaching all requisite resolutions or actions of each Buyer’s board of directors approving the execution and delivery of this Agreement and the Related Documents to which such Buyer is a party and the consummation of the transactions contemplated hereby and thereby, and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any Related Documents and any other document relating to the transactions contemplated hereby or thereby;
(i)    certificates of an officer of each Buyer to the effect that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;
(j)    the Escrow Agreement, duly executed by each Buyer;

(k)    the Lease Escrow Agreement, duly executed by Canadian Buyer;
(l)    the Employment Agreements, duly executed by Canadian Buyer;
(m)    the Non-Competition Agreement duly executed by Buyer.
(n)    a receipt for the Purchased Assets, the Preference Shares and the Purchased Shares; and
(o)    the Bill of Sale and Assumption Agreements.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER
Intasco, GCC and Combe, jointly and severally, hereby represents and warrants to Buyer as follows:
4.1    Organization and Authority. Each of Intasco and Intasco USA is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Intasco and Intasco USA has all requisite corporate or power and authority to own its properties and assets and to carry on its business as currently conducted. Each of Intasco and Intasco USA is duly qualified to do business, and is in good standing (where such concept exists in applicable corporate law), in each jurisdiction in which the character of the properties and assets owned or leased by it or in which the conduct of its business requires it to be so qualified. Each such jurisdiction is set forth on Schedule 4.1. Except as set forth on Schedule 4.1, neither Intasco nor Intasco USA has obtained the right to use any fictitious name in any jurisdiction. Seller (and each of them) has all requisite corporate, trust, limited liability company or individual, as the case may be, power and authority to enter into and perform its obligations under this Agreement and all Related Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Related Documents have been duly executed and delivered by Seller (and each of them), pursuant to all necessary authorizations and are or, when executed and delivered will be, the legally valid and binding obligations of the Seller (and each of them), enforceable against it in accordance with its terms.
4.2    Capitalization. As of the date of this Agreement, (i) the entire authorized capital stock of Intasco consists of an unlimited number of Class A Special Shares, an unlimited number of Class B Special Shares, an unlimited number of Class C Special Shares, an unlimited number of Class A Common Shares, an unlimited number of Class B Common Shares and an unlimited number of Class C Common Shares, of which 5,500,000 Class A Special Shares, no Class B Special Shares, 100 Class C Special Shares, 75 Class A Common Shares, 25 Class B Common Shares and no Class C Common Shares are issued and outstanding and (ii) the entire authorized capital stock of Intasco USA consists of 5,000 shares of common stock, par value $10 per share, of which 5,000 shares are issued and outstanding. Upon completion of the Amalgamation and Reorganization, the entire authorized capital stock of GCC will consist of an unlimited number of Non-Voting Preference Shares, an unlimited number of Voting Preference Shares and an unlimited number of Class A Common Shares, of which 3,000,000 Non-Voting Preference Shares, 10,000 Voting Preference Shares and 100 Class A Common Shares will be issued and outstanding. All of the authorized, issued and outstanding capital stock and other equity securities of any kind or nature (including, without limitation, subscriptions, options, warrants, phantom stock rights and other rights of any kind entitling any Person to acquire or otherwise receive any equity interest) of Intasco USA are owned, beneficially and of record, by GCC, free and clear of all Liens. All of the authorized, issued and outstanding capital stock and other securities of any kind or nature (including without limitation, subscriptions, options, warrants, phantom stock rights and other rights of any kind entitling any Person to acquire or otherwise receive any equity interest) of Intasco are owned beneficially, and of record, by Combe, the Employee Trust and the New Trust. As of the date of this Agreement and upon completion of the Reorganization, all of the authorized, issued and outstanding capital stock and other securities of any kind or nature (including without limitation, subscriptions, options, warrants, phantom stock rights and other rights of any kind entitling any Person to acquire or otherwise receive any equity interest) of GCC are owned beneficially, and of record, by the Old Trust. The delivery of the Purchased Shares and the Preference Shares as provided in this Agreement will convey to Buyer good title thereto, free and clear of any and all Liens. All issued and outstanding shares of capital stock of Intasco and Intasco USA are fully paid and nonassessable and were issued in accordance with all applicable Laws. There are no capital stock or other equity interests of Intasco or Intasco USA held in treasury. There are no voting trusts, proxies or other voting agreements or understandings to which any Seller is a party or by which any Seller or Intasco USA is bound with respect to the voting of the capital stock of either GCC, Intasco or Intasco USA. There are no bonds, debentures, notes or other indebtedness of GCC, Intasco or Intasco USA having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders or holders of equity of either may vote.
4.3    Subsidiaries. GCC has no, and at no time has ever had any, Subsidiary other than Intasco, Intasco USA, 2505710 and 2505712 and none of GCC, Intasco (except as set forth in Schedule 4.3), Intasco USA, 2505710 or 2505712 has, and at no time has ever had, any Subsidiary. GCC does not have any Liabilities. Neither 2505710 nor 2505712 has or has had any operations, assets or Liabilities.
4.4    Other Agreements to Purchase. No Person other than the Buyer has any written or oral agreement or option or any right or privilege (whether by Law, preemptive or contractual) capable of becoming an agreement or option for the purchase or acquisition of the Purchased Shares, the Preference Shares or any securities of Intasco or Intasco USA (whether issued or unissued) or any of the Purchased Assets other than, in respect of the Purchased Assets, pursuant to purchase orders accepted by Intasco in the ordinary course of business.
4.5    No Conflict; Required Filings and Consents.
(a)    Neither the execution and delivery of this Agreement or any Related Document by any Seller nor the consummation of the transactions contemplated herein or therein, nor compliance by any Seller with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws or certificate of formation or operating agreement (or equivalent organizational document

(including any shareholder agreement or declaration)) or the trust agreement (or other governing instrument) of any of them, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under (or an event which, with or without notice, lapse of time or both would constitute a default), or require any Consent under, or give rise to any right of termination, cancellation, modification or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of any Seller, Old Trust or Intasco USA pursuant to any Contract to which it is a party or by which it or any of its properties or assets is subject, or (iii) violate any Order or Law applicable to any Seller, Old Trust or Intasco USA, or any of their respective properties or assets.
(b)    No Consent is required to be obtained by Seller, Old Trust or Intasco USA for the consummation by Seller or Old Trust, as the case may be, of the transactions contemplated by this Agreement or any Related Document.
4.6    Residency. Each Seller is not at the date hereof nor will it be after Closing a non-resident of Canada for the purposes of the ITA.
4.7    Financial Statements.
(a)    Seller has provided to Buyer true and complete copies of (i) the audited combined balance sheets of Intasco and Intasco USA as of January 31, 2014 and 2015 (the “Audited Balance Sheet”) and the related combined statements of income, cash flow statements and statements of changes in stockholders’ equity for the years then ended, (ii) the reviewed combined balance sheet of Intasco and Intasco USA as of October 31, 2015, and the related combined statement of income, cash flow statement and statement of changes in stockholders’ equity for the nine months then ended and (iii) the internally prepared combined balance sheet of Intasco and Intasco USA as of January 31, 2016 (the “Interim Balance Sheet”), and the related combined statement of income, cash flow statement and changes in stockholders equity for the year then ended (the “Interim Financial Statements” and, together with the financials described in clauses (i) and (ii) above, the “Financial Statements”).
(b)    The Financial Statements are true, complete and accurate, have been prepared in accordance with the accrual basis accounting method, consistent with past practice, have been prepared in accordance with GAAP and fairly present the combined assets, liabilities and financial position, the combined results of operations and cash flows of Intasco and Intasco USA as of the dates and for the years and periods indicated. Intasco and Intasco USA have no liabilities, liquidated or contingent or otherwise, that are not reflected on the Financial Statements, other than liabilities incurred after January 31, 2016 in the ordinary course of business consistent with past practice of the same type of liabilities.
(c)    Since the date of the Interim Balance Sheet, there has been no material change in any accounting or tax policies, principles, methods or practices of Intasco and Intasco USA.
(d)    There are no unpaid commitments for capital expenditures by either Intasco or Intasco USA exceeding, individually or in the aggregate, $25,000.

(e)    There are no non-recurring items of income in any of the Financial Statements constituting statements of income that arise from matters other than the sale of products or the performance of services in the ordinary course of business in excess, individually or in the aggregate, of $25,000.
4.8    Absence of Certain Changes. Except as set forth on Schedule 4.8, since the date of the Interim Balance Sheet, each of Intasco and Intasco USA has conducted its Business and its operations only in the ordinary course of business consistent with past practice and, without limiting the generality of the foregoing, there has not been, occurred or arisen, directly or indirectly, any of the following events:
(a)    material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Business;
(b)    the commencement, settlement, notice or, to the Seller’s Knowledge, threat of any Action or, to the Seller’s Knowledge, investigation seeking damages in excess of $10,000 per occurrence or seeking injunctive relief or other equitable remedy against either Intasco or Intasco USA;
(c)    any damage to or destruction or loss of any asset or property of either Intasco or Intasco USA (whether or not covered by insurance) with an aggregate value in excess of $20,000 or any condemnation taking or other similar proceeding;
(d)    termination or amendment (or notice of termination or amendment) of any Material Contract with any customer of either Intasco or Intasco USA representing individually $10,000 or in the aggregate $20,000 or more of the revenues of the Business in any calendar year;
(e)    any termination of or receipt of notice of termination of any Material Contract involving a total remaining commitment by or to either Intasco or Intasco USA of at least $10,000;
(f)    any acquisition, disposition or other transfer by either Intasco or Intasco USA of any asset or property having a value in excess of $20,000 other than in the ordinary course of business consistent with past practice, or any mortgage, pledge or imposition of any Lien (other than Permitted Liens) on any asset or property of either Intasco or Intasco USA or any merger or consolidation with or acquisition of an interest of any Person;
(g)    any payment, discharge or satisfaction by Intasco or Intasco USA of any Lien or payment by Intasco or Intasco USA of any Liability, other than in the ordinary course of business consistent with past practice or as contemplated herein;
(h)    any non-cash dividends or other non-cash distributions declared or paid to the stockholders, members or other equity holders of either Intasco or Intasco USA;

(i)    (i) any increase (whether in cash, stock or property) from the information set forth in Schedule 4.8(i) in the base salary or other compensation payable or to become payable by either Intasco or Intasco USA to any of its officers, directors, managers, employees or consultants, (ii) any adoption of, increase in the payments to or benefits under, any savings, insurance, pension, retirement or other employee benefit plan, (iii) declaration, payment or commitment or obligation of any kind for the payment by either Intasco or Intasco USA of a severance payment, termination payment, bonus, profit sharing, deferred compensation or other additional salary or compensation to any such person, other than pursuant to the terms of any existing written agreement, policy or plan; or (iv) the making of any loan to, or engagement in any transaction with, any Employee, officer or director of Intasco or Intasco USA;
(j)    any loan to any Person, or any guarantee of any obligation incurred by any Person;
(k)    incurrence of any indebtedness or other material Liabilities, except to the extent reflected in the Financial Statements or incurred after the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice;
(l)    capital expenditures or commitments of Intasco or Intasco USA in excess of $20,000 in the aggregate;
(m)    cancellation of any indebtedness owed to or held by either Intasco or Intasco USA;
(n)    forward purchase commitments in excess of the requirements of the Business for normal operating inventories or at prices higher than the current market price;
(o)    forward sales commitments other than in the ordinary course of business or any failure to satisfy any accepted orders for goods;
(p)    change in accounting or tax practices followed by Intasco or Intasco USA;
(q)    change in Intasco or Intasco USA’s depreciation or amortization policies;
(r)    change in the credit terms offered to customers of, or by suppliers to, the Business;
(s)    write-down of the value of inventory or write-off as uncollectible, discounted or accelerated the payment of any notes or Accounts Receivable;
(t)    to the Seller’s Knowledge, any labor dispute or any activity or proceeding by a labor union or labor representative to organize any employee, owner, director, officer, manager or agent of either Intasco or Intasco USA, or any lockouts, strikes, slowdowns, picketing, work stoppages or, to the Seller’s Knowledge, threats thereof by or with respect to such employees;

(u)    any material adverse change in the amount, aging or collectability of the Accounts Receivable of either Intasco or Intasco USA or other debts due to either or the allowances with respect thereto or in accounts payable of either from that reflected on the Financial Statements;
(v)    any event that has had or could reasonably be expected to have a Material Adverse Effect; or
(w)    any agreement by any Seller to do any of the things described in the preceding clauses of this Section 4.8 (other than negotiations with Buyer and its representatives and the transactions contemplated by this Agreement).
4.9    Taxes.
(a)    All Tax Returns that are or were required to be filed through the Agreement Date by, or with respect to, GCC, 2505710, Intasco or Intasco USA, either separately or as a member of an affiliated or consolidated group, have been filed on a timely basis in accordance with the Laws, regulations and administrative requirements of the appropriate Taxing Authorities. All such Tax Returns that have been filed were true, correct and complete in all respects. No Taxing Authority in any jurisdiction in which GCC, 25057510, Intasco or Intasco USA does not file Tax Returns has asserted that GCC, Intasco or Intasco USA is, or may be, subject to Tax in that jurisdiction.
(b)    Each of GCC, 2505710, Intasco or Intasco USA has paid all Taxes due and owing by it (whether or not shown on any Tax Returns). All Taxes that each of GCC, 2505710, Intasco or Intasco USA is or was required by Law to withhold, remit or collect have been duly withheld, remitted or collected and, to the extent required, have been paid to the appropriate Taxing Authority.
(c)    There are no deficiencies for Taxes claimed, proposed or assessed by any Taxing Authority regarding any of GCC, 2505710, Intasco or Intasco USA (or any other member of an affiliated or consolidated group of which any of GCC, 2505710, Intasco or Intasco USA is or was a member) that have not yet been fully and finally resolved. There are no pending or, to the Seller’s Knowledge, threatened audits, investigations or claims for or relating to Taxes, and there are no matters under discussion with any Taxing Authority with respect to Taxes, regarding any of GCC, 2505710, Intasco or Intasco USA or any affiliated or consolidated group of which either is or was a member. No extension or waiver of a statute of limitations or limitation period relating to Taxes is currently in effect with respect to any of GCC, 2505710, Intasco or Intasco USA or any affiliated or consolidated group of which either is or was a member.
(d)    There are no Liens for Taxes upon any of the properties or assets of either Intasco or Intasco USA, other than Liens for current Taxes not yet due and payable. None of the property of either Intasco or Intasco USA (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (ii) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, or (iii) is subject to a tax benefit transfer lease under the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954.
(e)    Neither Intasco or Intasco USA (or any affiliated or consolidated group of which either is or was a member) has (i) applied for any tax ruling, (ii) entered into a tax closing agreement with any Governmental Authority, or (iii) been a party to any agreement or arrangement that would result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or deferred compensation within the meaning of Section 409A of the Code.
(f)    Neither Intasco or Intasco USA (i) is a party to any tax sharing agreement or similar arrangement; (ii) may be held liable for, or be required to make any contribution with respect to, the Tax Liability of any Person by reason of Treasury Regulation Section 1.1502-6 or any comparable provision of state, local or foreign Law, as a transferee or successor, by contract, or otherwise, and (iii) has either liability under the unclaimed property or abandoned property provisions of any jurisdiction.
(g)    None of the property owned or used by either Intasco or Intasco USA is subject to a lease that is treated as other than an “operating lease” for federal income tax purposes.
(h)    Neither Intasco nor Intasco USA has distributed stock or equity of another Person, nor has had its stock or equity distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(i)    None of the intangible assets owned by either Intasco or Intasco USA was held or used on or before August 10, 1993 by Intasco, Intasco USA or a “related person” within the meaning of Section 197(f)(9)(C) of the Code.
(j)    Neither Intasco or Intasco USA has (i) received notice of any claim from a taxing authority in any jurisdiction (other than a jurisdiction in which the Intasco or Intasco USA regularly files Tax Returns) that it is, or may be, subject to taxation in that jurisdiction; or (ii) participated in any “reportable transaction” as defined in Section 6707A of the Code or Treas. Reg. 1.6011-4.
(k)    None of GCC, 2505710, Intasco or Intasco USA has incurred any liability for Taxes for the period commencing at the beginning of its current fiscal year and ending on or prior to the date hereof, other than Taxes directly arising from the operation of the Business in the ordinary course of business.
(l)    At the time of the amalgamation to occur as part of the Amalgamation and Reorganization, GCC and 2505710 will have a nil refundable dividend tax on hand balance.

(m)    Each of Old Trust, GCC, 2505710, and Intasco is not a non-resident of Canada for purposes of the ITA.
(n)    None of GCC, 2505710, Intasco or Intasco USA has any liability for Taxes of any other Person including by virtue of contract or statue (including, for greater certainty, under sections 159 or 160 of the ITA (or any similar provision of any Law)).
(o)    Intasco USA has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(p)    Canadian Buyer will be “connected” with GCC immediately before the redemption of the Preference Shares for purposes of the ITA.
4.10    Title to and Sufficiency of Properties.
(a)    Each of Intasco and Intasco USA has good, marketable and freely transferrable title to all of its properties and assets, tangible or intangible, including the properties and assets reflected in the Interim Balance Sheet as being owned by it, free and clear of all Liens except for Permitted Liens (all of which Liens shall be terminated prior to Closing). Each of Intasco and Intasco USA has a valid and enforceable right to use all tangible items of personal property leased by or licensed to it, free and clear of all Liens other than Permitted Liens. Each of Intasco and Intasco USA’s tangible assets are in good working order, operating condition and state of repair, ordinary wear and tear excepted. During the two (2) years preceding the date of this Agreement, there has not been any significant interruption of operation (being more than one day) of the Business due to inadequate maintenance of any of the tangible Purchased Assets or the tangible assets of Intasco USA. The properties and assets, tangible or intangible, of Intasco and Intasco USA are adequate for the conduct of the Business in the manner as currently conducted and in accordance with recent historical practice, are located on the Real Property of Intasco and Intasco USA, and are the only properties and assets used or held for use in the Business.
(b)    The Inventory of each of Intasco and Intasco USA has been recorded on the Interim Balance Sheet in accordance with GAAP applied consistently with the Interim Balance Sheet. None of the Inventory is held on consignment, or otherwise, by third parties. The Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete items and items of below-standard quality, which have been written off or written down to net realizable value on the Interim Balance Sheet. The Inventory not written off on the Interim Balance Sheet has been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of Inventory constitute sufficient quantities for the normal operation of business of Intasco and Intasco USA in accordance with past practice.

4.11    Real Property.
(a)    None of Seller or Intasco USA owns any real property. The Leased Real Property is not subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any Person. The buildings, structures and other fixed improvements located on, in or under the Leased Real Property (collectively, the “Improvements”) are, when taken as a whole, adequate and suitable for the purposes for which they are currently being used and Intasco or Intasco USA, as the case may be, has all material rights of ingress and egress for the operation of the Business in the ordinary course. Except as set forth in Schedule 4.11, neither the Improvements nor the operation or maintenance thereof violates any material restrictive covenant, applicable Law, or the terms of any Permit, or encroaches on any property owned by others, where such violation or encroachment would materially adversely affect the value of the Leased Real Property or the operation of the Business. To the Seller’s Knowledge, as at the Closing Date:
(i)        Intasco or Intasco USA will have established adequate reserves for the rectification of any material work orders or orders issued by Government Authorities in respect of the Real Estate Assets and for the payment of any material amounts where the non-payment of which would result in a Lien on the Real Estate Assets;
(ii)        there are no Liens under the Construction Lien Act (Ontario) that have either been registered against the applicable Seller’s interest in the Real Property Leases or of which Seller or Intasco USA has received notice will be so registered, except for any such Lien that is a Permitted Lien;
(iii)        except for ordinary course repairs, improvements and replacements, the Improvements taken as a whole are fit for their existing use in connection with the Business, having regard to their age and condition; and
(iv)        none of Seller or Intasco USA have received written notice of the invalidity of any Property Right that would materially adversely affect the ability of the Seller or Intasco USA, as the case may be, to operate the Business as currently operated.
(b)    Schedule 4.11(b) sets forth each lease, sublease, offer or agreement to lease or right to occupy or license in respect of Leased Real Property or any part(s) thereof or other similar agreement under which either the Intasco or Intasco USA leases or has rights in any real property (each a “Real Property Lease”). True and complete copies of each Real Property Lease have been made available to Buyer by Seller. Either Intasco or Intasco USA has a valid and subsisting leasehold interest in all Leased Real Property free and clear of all Liens other than Permitted Liens. To the Seller’s Knowledge, the Real Property Leases are in good standing and in full force and effect, and none of the Intasco or Intasco USA or, to Seller’s Knowledge, any other party thereto is in breach or default of its obligations thereunder.
(c)    No material permit, license or certificate of occupancy pertaining to the leasing or operation of any Leased Real Property, other than those which are transferable with such property, is required by any Governmental Authority. Neither Intasco, Intasco USA

nor any other Seller has received a written notice of any pending condemnation proceedings or eminent domain proceedings of any kind, expropriation or similar proceedings against any of the Leased Real Properties and, to the Seller’s Knowledge, none are threatened against any of the Leased Real Properties. Except as set forth in Schedule 4.11, all of the parcels of Leased Real Property are occupied under a valid and current certificate of occupancy or similar permit, a complete and correct list of which is set forth on Schedule 4.11(c)(i). Each such certificate of occupancy or similar permit shall remain in full force and effect after the Closing and permit the occupancy of the Leased Real Property by Buyer. Intasco or Intasco USA, as applicable, has the right to quiet enjoyment of the applicable Leased Real Properties for the full term of the Real Property Leases notwithstanding any mortgage, deed of trust, hypothec, debenture or similar instruments for borrowed money (collectively, “Mortgage”) that is or in the future becomes a Lien against the underlying real property or buildings or other improvements thereon and there is a valid and enforceable nondisturbance agreement with respect to each presently existing Mortgage. Each Mortgage encumbering any Leased Real Property and the related non-disturbance agreement is listed in Schedule 4.11(c)(ii). Except as set forth in Schedule 4.11, Leased Real Property is zoned so as to permit the maintenance and use of the Leased Real Property for the Business as it is used as at the date hereof.
(d)    Except for any exceptions that have not and would not reasonably be expected to have, individually and in the aggregate, a Material Adverse Effect, the roofs, walls, foundations, water, sewer, plumbing, air conditioning and electrical systems and other major structural components of or located on the Leased Real Properties are structurally sound, in reasonably good operating condition, and free from material defects and are fit for their existing use in connection with the Business. Planned capital expenditures in the next twelve (12) months to repair or replace the items described in the preceding sentence are not expected to exceed in the aggregate the amounts therefor set forth in Schedule 4.11(d). Except as set forth in Schedule 4.11, the Leased Real Properties and the operation and maintenance thereof, as now operated and maintained, comply in all material respects, with applicable Laws. The Leased Real Properties are not subject to any rights of way, use restriction, easements, reservations or limitations which would restrict Buyer or Intasco USA from conducting the Business after Closing or increase the costs of operation of such Leased Real Property.
4.12    Compliance with Laws.
(a)    Except as set forth in Schedule 4.12, each of Intasco and Intasco USA is in compliance, and, at all times during the most recent five (5) year period, has been in compliance, in all material respects with all Laws and Orders applicable to it and its business, properties and assets.
(b)    No event has occurred and no circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of or failure of any laws applicable to the Business, Seller or Intasco USA; and neither Intasco nor Intasco USA has received any written, or to Seller’s Knowledge, oral notification or communication from any Governmental Authority asserting that the either is not in compliance with any Law.

(c)    No Governmental Authority has indicated to Intasco or Intasco USA in writing an intention to conduct an investigation or review with respect to it, and, to the Seller’s Knowledge, no investigation or review by any Governmental Authority with respect to either Intasco or Intasco USA is pending or threatened.
4.13    Permits. Schedule 4.13 contains a complete list of all material Permits issued to either Intasco or Intasco USA that are currently used by either in connection with the Business, with the expiration dates, if applicable. Each of Intasco and Intasco USA, as the case may be, is in compliance, and, at all times during the most recent ten (10) year period, has been in compliance, in all material respects, with all such Permits (the “Material Permits”), and all Material Permits are in full force and effect. Each of Intasco and Intasco USA holds all Material Permits under any Law necessary for the conduct of the Business in substantially the manner as currently conducted. No Material Permit is subject to revocation or forfeiture by virtue of any existing circumstances. No Consent from any Governmental Authority relating to the execution, delivery or performance of this Agreement or any Related Document is required for either Intasco or Intasco USA to maintain any of its Material Permits. There is with respect to each Material Permit no Action or, to the Seller’s Knowledge, investigation, pending or, to the Seller’s Knowledge, threatened to modify or revoke any Material Permit, and no Material Permit is subject to any outstanding Order or, to the Seller’s Knowledge, investigation, that would reasonably be expected to adversely affect such Permit.
4.14    Employee Benefit Plans.
(a)    Schedule 4.14(a) contains an accurate and complete list and summary of each Company Employee Plan. Neither Intasco nor Intasco USA has made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or to enter into any Company Employee Plan.
(b)    Seller has delivered or cause to be delivered to Buyer (i) correct and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto and all related trust documents, (ii) the two (2) most recent annual reports (Form Series 5500 or Annual Information Form and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Law in connection with each Company Employee Plan, (iii) if any Company Employee Plan is funded, the most recent annual and periodic accounting or actuarial valuation of Company Employee Plan assets, (iv) the most recent summary plan description together with any summaries of material modifications thereto, if any, required under ERISA or any other applicable Law with respect to each Company Employee Plan, and (v) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.
(c)    Each of Intasco and Intasco USA has performed all obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Laws and Orders, including, but not limited to, ERISA and the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination or opinion letter as to its qualified status under the Code, or application for such letter shall be timely filed. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or other breach of fiduciary responsibility, has occurred with respect to any Company Employee Plan that could reasonably be expected to subject Intasco or Intasco USA (or any officer, director or employee either) to any Tax, penalty or other Liability. There are no Actions pending or, to the Seller’s Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Seller’s Knowledge, threatened by the Internal Revenue Service, the United States Department of Labor or any other Governmental Authority with respect to any Company Employee Plan. Each of Intasco and Intasco USA has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan and all applicable Law.
(d)    Neither Intasco, Intasco USA nor any of either’s respective ERISA Affiliates (i) maintains, sponsors, participates in or contributes to (or has an obligation to contribute to), or in the preceding six (6) calendar years, has maintained or contributed to, any (x) Pension Plan subject to Title IV of ERISA or Section 412 of the Code or which has a “defined benefit provision” within the meaning of Section 147.1 of the ITA, (y) “multiemployer plan” within the meaning of Section (3)(37) of ERISA or any applicable Canadian pension standards legislation, or (z) plan described in Section 413(c) of the Code, or (ii) has incurred any Liability or taken any action and, to the Seller’s Knowledge, no action or event has occurred, that could reasonably be expected to cause any one of them to incur any Liability under Section 412 of the Code or Title IV or ERISA with respect to any “single-employer plan” (as defined in Section 4001(a)(15) of ERISA), or on account or a partial or complete withdrawal (as defined in Sections 4203 and 4205 of ERISA, respectively or any applicable Canadian pension standards legislation) from, or unpaid contributions, with respect to any multiemployer plan.
(e)    All group health plans covering the employees of either Intasco or Intasco USA have been operated in compliance in all material respects with the requirements of Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA (“COBRA”), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996, and any applicable similar Law. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.
(f)    The execution of this Agreement and the Related Documents and the consummation of the transactions contemplated hereby and thereby shall not (either alone or in connection with any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits to or with respect to any employee of either Intasco or Intasco USA.

(g)    No Company Employee Plan is subject to Section 409A of the Code. All stock options and stock appreciation rights, if any, were granted at an exercise price at least equal to the fair market value of an underlying share of common stock of Intasco or Intasco USA, as applicable, on the date of grant.
(h)    The amount recorded as liabilities on the books and records of Intasco or Intasco USA, in respect of obligations under any Pension Plan has been determined in accordance with GAAP and the material underlying assumptions in determining any such liabilities are set forth in Schedule 4.14(h).
4.15    Material Contracts.
(a)    Set forth in Schedule 4.15(a) is a list of the following Contracts to which either Intasco or Intasco USA is a party or by which it or any of its properties or assets is bound:
(i)    each power of attorney from or to either Intasco or Intasco USA;
(ii)    each Contract, commitment or arrangement relating to the acquisition of substantially all of the assets or capital stock of any business enterprise;
(iii)    each Contract under which either Intasco or Intasco USA is or would reasonably be expected to become obligated to pay in excess of $20,000 in respect of deferred or conditional purchase price (other than ordinary trade terms), indemnification obligations, purchase price adjustments or otherwise;
(iv)    each partnership or joint venture Contract;
(v)    each Contract limiting the right of either Intasco or Intasco USA to engage in or compete with any Person in any business or in any geographical area;
(vi)    each management or consulting Contract that requires Intasco or Intasco USA to make payments equal to more than $20,000 per annum;
(vii)    each Contract with respect to the employment, severance, retention, compensation or termination of any directors, officers, managers, employees or consultants involving the payment of more than $20,000 per annum, and each change of control agreement with any of the directors, officers, employees or consultants of either Intasco or Intasco USA;
(viii)    each collective bargaining agreement or other Contract with any labour union;
(ix)    each Contract with respect to Company Debt having outstanding principal amount in excess of $20,000;

(x)    each fidelity or surety bond or completion bond;
(xi)    each lease, agreement in the nature of a lease or agreement to lease, whether as lessor or lessee, in respect of personal property having a value individually in excess of $20,000 per annum;
(xii)    each Contract or commitment relating to future capital expenditures and involving future payments or receipts in excess of $20,000 per year;
(xiii)    each Contract or commitment relating to the disposition of assets outside the ordinary course of business consistent with past practice;
(xiv)    each Contract providing for the distribution of product by or on behalf of either Intasco or Intasco USA providing for annual payments in excess of $50,000 and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;
(xv)    each Contract or series of Contracts (not otherwise required to be disclosed in Schedule 4.15(a)) involving payments to or from either Intasco or Intasco USA equal to more than $25,000 per annum or more than $50,000 in the aggregate and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;
(xvi)    each other material Contract pursuant to which either Intasco or Intasco USA is a party or by which either is bound having a term longer than twelve (12) months and which cannot be terminated on less than one hundred and twenty (120) days’ notice without penalty;
(xvii)    each Contract (including outstanding purchase orders) with Material Customers and Material Suppliers;
(xviii)    each material Contract relating to Intellectual Property of either Intasco or Intasco USA and material Intellectual Property of third parties licensed or sublicensed to or used by either Intasco or Intasco USA, including each material Contract relating to the payment of royalties or other payments to or from third parties in respect thereof;
(xix)    each Contract with any Governmental Authority;
(xx)    open purchase orders constituting the twenty (20) largest dollar amounts as of the Agreement Date that are on the customer’s form of purchase order;
(xxi)    any other Contract that is or could reasonably be expected to otherwise be material to the Business or Intasco or Intasco USA; and
(xxii)    each amendment, supplement or modification in respect of any of the foregoing Contracts.

(b)    The Contracts required to be set forth in Schedule 4.15(a), together with the Real Property Leases, are referred to herein as the “Material Contracts.” The Seller has delivered to Buyer a true and complete copy or, in the case of oral Contracts, a written summary, of each of the Material Contracts. Each of the Material Contracts and Insurance Policies is, and shall be upon the Closing (without requiring the Consent of any third party), in full force and effect and a legally valid and binding agreement of Intasco or Intasco USA, as applicable, and, to the Seller’s Knowledge, against the other parties thereto, and there is no default or breach by either Intasco or Intasco USA, as applicable, or, to the Seller’s Knowledge, any other party, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof, and no event has occurred which, with notice or lapse of time, would constitute such a default or breach. Neither Intasco nor Intasco USA nor, to the Seller’s Knowledge, any other party has repudiated any provision of any Material Contract. Each Material Contract that contains a change in control clause or otherwise requires the Consent of any Person in connection with this Agreement or any of the transactions contemplated hereby is appropriately identified as such on Schedule 4.15(b).
4.16    Legal Proceedings. There is no, and for the previous five (5) years there has not been any, Action or Order with respect to Intasco or Intasco USA pending, or to the Seller’s Knowledge, threatened or anticipated: (a) involving, against, related, to or affecting (i) Intasco or Intasco USA, the Business or their respective assets (including, without limitation, Intellectual Property), or (ii) any officers, directors or managers of Intasco or Intasco USA; (b) that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal, limiting, enjoining or otherwise interfering with any of the transactions or payments contemplated hereunder; (c) involving the risk of criminal liability; or (d) involving Intasco or Intasco USA as plaintiff, including any derivative suits brought by or on behalf of Intasco or Intasco USA. To the Seller’s Knowledge, neither Intasco or Intasco USA is in breach or default with respect to, or subject to, any Order of any court or other Governmental Authority, and there are no unsatisfied judgments against either, the Business or any of their respective assets. Schedule 4.16 contains a brief summary of all Actions involving, or related to, Intasco or Intasco USA, the Business or the assets of any of either Intasco or Intasco USA in the past five (5) years, including asbestos claims, worker’s compensation claims, wage and hour claims, or discrimination claims (including sex, age, race, national origin, handicap, or veteran status discrimination claims). The Seller has delivered to the Buyer complete and accurate copies of all pleadings, correspondence and other documents relating to the Actions described in Schedule 4.16. All Actions and investigations required to be set forth on Schedule 4.16 (if any) have been timely reported to all applicable insurance carriers and no reservation of rights or denial of coverage has been issued by any such carrier.
4.17    GST Registration. Intasco is a registrant for purposes of subdivision d or Division V of Part IX of the ETA whose registration number is 102499779RT0001.
4.18    Intellectual Property.
(a)    Schedule 4.18(a) sets forth a list of all registered or recorded Intellectual Property and any other material Intellectual Property used or held for use in the Business, and such schedule correctly designates such Intellectual Property as owned by, licensed to or by or sublicensed to or by Intasco or Intasco USA (identifying which entity owns, licenses or sublicenses Intellectual Property). Seller delivered to Buyer correct and complete copies of all registrations, licenses, agreements, and other written documentation related to, or evidencing the ownership or right to use, the Intellectual Property set forth on Schedule 4.18(a). The Intellectual Property set forth in Schedule 4.18(a) comprises all Intellectual Property necessary to conduct the Business as currently conducted.
(b)    Except as set forth on Schedule 4.18(b):
(i)    Either Intasco or Intasco USA has good and marketable title to and possesses all right, title, and interest in and to, or a valid and enforceable license to manufacture, use, and sell, as the case may be, all of the Intellectual Property, free and clear of any Liens;
(ii)    the manufacture, use, sale, offer for sale or importation by either Intasco or Intasco USA of any Intellectual Property does not infringe or otherwise violate any rights of any Person;
(iii)    there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Intellectual Property by any Person or any current or former officer, employee, independent contractor or consultant of either Intasco or Intasco USA. Neither Intasco or Intasco USA has received communication of any claim, any cease and desist or equivalent letter, or any other notice of any allegation to the effect that any of the products, apparatus, methods or services made, used, sold, offered for sale, imported or otherwise provided by Intasco or Intasco USA infringes upon, copies, misappropriates or otherwise violates any Intellectual Property from any Person;
(iv)    neither Intasco nor Intasco USA has entered into any Contract to indemnify any Person against any claim of infringement, misappropriation or other violation of Intellectual Property rights;
(v)    neither Intasco or Intasco USA has been charged in any Action with, and has not charged others with, unfair competition, infringement, misappropriation, copying, wrongful use or any other violation or improper or illegal activity with respect to or affecting any Intellectual Property or with claims contesting the validity, ownership or right to make, use, sell, offer for sale, import, license or dispose of any Intellectual Property; and
(vi)    on the Closing Date, the Intellectual Property will be owned or available for use by Buyer or Intasco USA, as the case may be, from and after the Closing on identical terms and conditions as are applicable to them or either of them prior to the Closing, and the consummation of this Agreement and the transactions contemplated hereby will not give rise to any Lien on Intasco’s or Intasco USA’s exclusive rights, title and interest in and to, or the valid and enforceable license to use, as the case may be, the Intellectual Property (or rights thereto).

(c)    To the Seller’s Knowledge, each of Intasco and Intasco USA has all valid and enforceable rights under the Laws of the relevant jurisdictions necessary to assert a claim of infringement against any unauthorized Persons with respect to the Intellectual Property, as well as any yet-unfiled inventions based on or claiming priority from any of the Intellectual Property and any pending claims in any United States, Canadian or foreign patent application(s) included in the Intellectual Property.
(d)    All rights in all inventions and discoveries related to the Intellectual Property either made, developed or conceived by current or former officers, employees, independent contractors or consultants during the course of their employment or retention by either Intasco or Intasco USA which are used primarily in the Business; or made, written, developed or conceived with the use or assistance of the facilities or resources of Intasco or Intasco USA, and which are the subject of one or more issued patents or patent applications, have been assigned in writing to, or is subject to a duty to assign to, Intasco or Intasco USA, as the case may be, to the extent permitted by applicable Law.
(i)    Intasco and Intasco USA do not have, and have not had in the past, policies that each officer, employee, independent contractor or consultant, employed or retained by either Intasco nor Intasco USA in connection with the Business who develops or utilizes technical information within the scope of his, her or its employment or retention, including proprietary technology, inventions, and other know-how used in the Business, including the computer software, hardware and systems incorporated into the Business, sign or is obligated to sign documents confirming that he, she or it assigns to Intasco or Intasco USA, as applicable, all Intellectual Property rights made, written, developed or conceived by him, her or it during the course of his, her or its employment or retention by either and relating to the Business or made, written, developed or conceived with the use or assistance of the facilities or resources of Intasco or Intasco USA, as applicable.
(ii)    To the extent that ownership of any such rights does not vest in Intasco or Intasco USA by operation of Law, and to the extent that Intasco or Intasco USA or any officer, employee, independent contractor or consultant employed or retained by either has failed to execute such documents, Intasco or Intasco USA, as applicable shall require, to the extent permitted by Law, that all necessary documents be executed before the Closing.
(e)    Intasco and Intasco USA each has taken all reasonable and practicable steps to protect and preserve the confidentiality of trade secrets comprising the Intellectual Property, and to the Seller’s Knowledge, all use by either of trade secrets comprising the Intellectual Property not owned by it has been, and is, pursuant to, and in compliance with, the terms of an agreement between Intasco or Intasco USA, as applicable and the owner of, or party providing, such trade secrets, or is otherwise lawful.
4.19    Insurance.
(a)    Except for deductible amounts set forth in Schedule 4.19(a), the property and assets used to conduct the Business are insured against loss or damages from all insurable hazards or risks on replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing. Schedule 4.19(a) lists all third party insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of either Intasco or Intasco USA (the “Insurance Policies”) and sets forth, by year, for the current and preceding policy year:
(i)    a description of the policy by insurer, policy number, type of insurance, period of coverage, coverage limits, expiration dates, annual premiums, and a general description of the type of coverage provided;
(ii)    a summary of the loss experience under each policy; and
(iii)    a statement describing each claim under an insurance policy for an amount in excess of $20,000, which sets forth the name of the policy, the claimant, the amount and a brief description of the claim.
(b)    Seller has delivered, or caused to be delivered, to Buyer copies of all Insurance Policies. There is no claim pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies. No Insurance Policy will terminate or lapse by reason of any of the transactions contemplated by this Agreement. All Insurance Policies are in full force and effect. All premiums due and payable under all such policies and bonds have been paid, and each of Intasco and Intasco USA is otherwise in compliance in all material respects with the terms of such policies and bonds. There are no historical gaps in coverage under any Insurance Policy and coverage limits under Insurance Policy have not been exhausted or significantly diminished. No Insurance Policy will be modified or cancelled prior to the Closing. To the Seller’s Knowledge, there is no threatened termination of, or material premium increase with respect to, any Insurance Policy. Neither Intasco nor Intasco USA has been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Insurance Policies and arrangements identified in this Section 4.19 and the corresponding Schedules hereto are sufficient for compliance with all requirements of Law and the terms of Contracts to which either Intasco or Intasco USA is a party or by which it is bound.
4.20    No Expropriation. No property or asset of Intasco and Intasco USA has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect of thereof been given or commenced, nor is the Seller or Intasco USA aware of any intent or proposal to give any such notice or commence any such proceeding.
4.21    Personnel.
(a)    Schedule 4.21(a)(i) is a complete and accurate list setting forth the name, title, 2015 salary, length of hire, bonus and other compensation amount, projected 2016 salary, bonus and other compensation amount and vacation/sick days for all current employees or independent contractors or consultants (each an “Employee”) of each of Intasco and Intasco USA. Schedule 4.21(a)(ii) lists all Employees on Schedule 4.21(a)(i) who have been absent from work for a period in excess of one month, as well as the reason for their absence. No work stoppage or labor strike against either Intasco or Intasco USA is pending or, to the Seller’s Knowledge, threatened. Neither Intasco nor Intasco USA knows of any activities or proceedings of any labor union to organize any employees. There are no Actions, labor disputes, grievances or investigations pending or, to the Seller’s Knowledge, threatened relating to any labor, safety or discrimination matters involving any employee (other than worker’s compensation claims in the ordinary course), including charges of unfair labor practices or discrimination complaints. Since January 1, 2010, neither Intasco nor Intasco USA has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither Intasco or Intasco USA is currently, nor has it been at any time since January 1, 2010 (A) a party to, or bound by, any collective bargaining agreement or union Contract and no collective bargaining agreement is being negotiated by either Intasco or Intasco USA, or (B) subject to any lock-out, strike, slowdown, work stoppage or, to the Seller’s Knowledge, threats thereof by any of its employees. There is no employment agreement, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which either Intasco or Intasco USA is a party (A) that will be triggered or accelerated by reason of or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (B) which contains “change in control” provisions pursuant to which the payment, vesting or funding of compensation or benefits is triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Agreement. No existing employee or consultant whose annual salary is in excess of $50,000 (exclusive of bonuses) has given notice to Intasco or Intasco USA, as applicable, to cancel or otherwise terminate such person’s relationship with either.
(b)    Neither Intasco or Intasco USA is liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Schedules 4.21(b), there are no pending or, to the Seller’s Knowledge, threatened Actions against either Intasco or Intasco USA under any worker’s compensation or similar policy. Intasco and Intasco USA each has complied with all the provisions of its employee handbook.
(c)    Intasco USA has obtained a completed Employment Eligibility Verification Form I-9 (“I-9 Form”) from each of its current and former Employees and it has completed the employer section(s) of the I-9 Form of each Employee, in accordance with applicable Law. To the Seller’s Knowledge, each Employee is, or at the time of his or her retention by Intasco USA, was, eligible to work in the United States under applicable Law. Intasco USA is, and, at all times during the most recent ten (10) year period, has been in compliance with all Laws pertaining to the completion and maintenance of I-9 Forms for its Employees, including but not limited to all applicable retention requirements.
(d)    Neither Intasco nor Intasco USA is restricted, directly or indirectly, by any Contract from conducting the Business anywhere in the world. Except as may be provided in this Agreement or applicable Law, neither is restricted by Contract from terminating its employees or amending its benefits, and any such termination or amendment of benefits shall not require any severance or other payments. All vacation and sick pay has been fully accrued as a liability.
(e)    Schedule 4.21(e) sets forth a list of (i) all Employees who currently receive severance or similar payments from either Intasco or Intasco USA and the dollar amount and other terms of such severance or similar payment; and (ii) any employee to whom severance or similar payments may, as a result of a contractual, statutory or other obligation of either Intasco or Intasco USA, become payable and a good faith estimate the dollar amount of such payment.
4.22    Environmental Matters.
(a)    Each of Intasco, Intasco USA and the Leased Real Property are in compliance, and, at all times during the most recent ten (10) year period have been in compliance, in all material respects with all Environmental Laws applicable to the Business and operations of the Business and the Leased Real Property.
(b)    Each of Intasco and Intasco USA has all Permits required under Environmental Laws to conduct the Business (including those Permits issued in connection with the Leased Real Property), and to own, use and operate the property and assets owned or used by the Business, all of which are described in Schedule 4.22. Each such Permit is valid, subsisting and in good standing, and neither Intasco nor Intasco USA is in default or breach of any such Permit, and no proceeding is pending or threatened in relation to, and no grounds exist to revoke or limit, any Permit. Seller has provided a complete and accurate copy of each such Permit and all amendments thereto to Buyer.
(c)    Neither Intasco or Intasco USA has Released any Hazardous Material at, on, under or from the Leased Real Property, or at, on, under or from any real property formerly owned or operated by it, or a Predecessor, or to which any of them has transported or arranged for the transportation of Hazardous Materials, that could result in material Liability to either Intasco or Intasco USA pursuant to any Environmental Law.
(d)    No building, structure or improvement located on the Leased Real Property is insulated with urea formaldehyde insulation, and none of such buildings or structures contains asbestos, mold or PCBs.
(e)    No underground storage tanks are or have been located on the Leased Real Property.
(f)    Neither Intasco nor Intasco USA has received any written notice, demand letter or complaint or claim under or relating to any Environmental Law.
(g)    There currently are effective all Material Permits required under any Environmental Law that are necessary for the activities of Intasco or Intasco USA, as applicable, and operations at the Leased Real Property; all such Permits are in good standing with no pending violations, and Intasco or Intasco USA, as applicable, has timely submitted any applications necessary for the renewal or extension of all such Material Permits.
(h)    Schedule 4.22(h) sets forth a list of all environmental reports, studies, assessments (including Phase I reports, Phase II reports and environmental assessments) with respect to the Leased Real Property or the Business and documents and correspondence in the possession of Seller or Intasco USA or available to any of them and any documents relating to any violation of or liability under Environmental Laws. Seller has delivered to Buyer true and accurate copies of all such reports, studies, assessments, documents and correspondence.
(i)    Hazardous Materials have not been sent or arranged to be sent by either Intasco or Intasco USA or anyone associated with the Business to a site that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, or listed on the Comprehensive Environmental Response Compensation Liability Information System List (as defined in CERCLA) or any similar federal, state or foreign list of sites evidencing significant levels of Hazardous Materials or contamination and/or requiring remediation.
(j)    To the knowledge of Seller after reasonable enquiry, there are no pending or proposed changes to Environmental Laws that would render illegal or restrict the operations of the Business or the use of the Purchased Assets.
4.23    Customers and Suppliers.
(a)    Schedule 4.23(a) sets forth a list of the ten (10) largest customers of the Business, as measured by revenue, for each of fiscal year 2013, fiscal year 2014 and fiscal year 2015, showing the approximate aggregate total receipts by each of Intasco and Intasco USA for each such customer during such period (“Material Customers”). All Material Customers continue to be customers of the Business and neither Intasco or Intasco USA has received written or, to the Seller’s Knowledge, oral notice that any Material Customer intends to terminate its business relationship with Intasco or Intasco USA or to cease to purchase or adversely change in a significant manner the quantity purchased from either of any products or services or the pricing or other material economic terms of its business with either Intasco or Intasco USA.
(b)    Schedule 4.23(b) sets forth a list of the ten (10) largest suppliers of the Business, as measured by costs, for each of fiscal year 2013, fiscal year 2014 and the fiscal year 2015, showing the approximate aggregate total expenditures by each of Intasco or Intasco USA for each such supplier during such period (“Material Suppliers”). Neither Intasco nor Intasco USA has received written, or, to the Seller’s Knowledge, oral notice that any Material Supplier intends to terminate its business relationship with either or to cease to supply or adversely change in a significant manner its price or terms to either of any products or services.
(c)    Within the last twelve (12) months (i) there has been no material adverse change in the relationships of either Intasco or Intasco USA with its (A) Material Suppliers, or (B) Material Customers, and (ii) there has been no incentive or other benefits, time sensitive or otherwise, offered to any distributor or other customer by or on behalf of either Intasco or Intasco USA to induce them to purchase inventory or services in excess of the amounts they would purchase in the ordinary course in the absence of any such incentives or benefits.
(d)    To Seller’s knowledge, there is no reason to anticipate that the benefits of any relationship with any of the Material Customers or Material Suppliers will not continue after the Closing in substantially the same manner as prior to the date of the Agreement.
4.24    Accounts Receivable. All Accounts Receivable of either Intasco or Intasco USA reflected on the Interim Balance Sheet and those otherwise reflected in the books of either Intasco or Intasco USA after the date of the Interim Balance Sheet represent bona fide transactions made in the ordinary course of business consistent with past practice and will be fully collected at their recorded amounts net of reserves for non-collectability reflected in the Interim Balance Sheet. The aggregate amount of any counter-claims, defenses or offsetting claims that are pending or have been threatened in writing with respect to the Accounts Receivable of either Intasco or Intasco USA reflected on the Interim Balance Sheet does not exceed the aggregate amount of the reserves therefor reflected on the Interim Balance Sheet. All of the Accounts Receivable of either Intasco or Intasco USA relate solely to sales of goods or services to its customers, none of whom are Affiliates of Intasco or Intasco USA. All rebates receivable from vendors of either Intasco or Intasco USA and reflected on the Interim Balance Sheet have been, and all rebates receivable from vendors of Intasco or Intasco USA generated subsequent to the date of the Interim Balance Sheet have been, booked in connection with actual purchases of product in the ordinary course of business consistent with past practice and will be fully collected at their recorded amounts net of reserves for non-collectability reflected in the Financial Statements. Schedule 4.24 contains a complete and accurate aging report of the Accounts Receivable of each of Intasco or Intasco USA as of a recent date. Each such Account Receivable constitutes a valid claim for the full amount against the account debtor free and clear of all Liens. No Account Receivable is the subject of any outstanding dispute, asserted right of setoff or other claim.
4.25    Related Party Transactions. No officer, director, manager or holder of greater than one percent (1%) of any shares of capital stock or other equity interest of either Intasco or Intasco USA (nor any ancestor, sibling, descendant or spouse of any of such Persons, or any trust, partnership, corporation or other entity controlled by any such Person) has, directly or indirectly, (a) any economic interest in any Person (other than passive investments that do not involve any participation in the management or affairs of such Person) that has engaged in competition with Intasco or Intasco USA, (b) any economic interest in any Person (other than passive investments that do not involve participation in the management or affairs of such Person) that purchases from or sells or furnishes to either Intasco or Intasco USA any services or products, or (c) a beneficial interest in any Contract to which either Intasco or Intasco USA is a party, except in the case of clause (c) in any such Person’s capacity as an officer, director, employee or holder of the capital stock of Intasco or Intasco USA. Schedule 4.25 lists all loans currently outstanding from or to either Intasco or Intasco USA to or by any Employee.
4.26    Books and Records. The books of account and other financial records of Intasco or Intasco USA and the Business have been made available to Buyer and are complete and correct in all material respects and recorded accurately. The minute books of Intasco and Intasco

USA and any predecessors thereof made available on behalf of Seller to Buyer’s counsel are complete and accurate minute books of Intasco and Intasco USA and any predecessor thereof, reflecting all proceedings of the directors of the Intasco or Intasco USA (and any committees thereof), as applicable, and the shareholders of Intasco or Intasco USA from the date of their respective formation to the date hereof.
4.27    Product Liability and Warranty.
(a)    Other than warranties regarding Products manufactured in accordance with specifications or other warranties pursuant to applicable Law, no Product is subject to any guaranty or warranty given by either Intasco or Intasco USA. (i) Neither Intasco or Intasco USA has Liability arising out of any injury to any Person or property as a result of the ownership, possession or use of any Product; (ii) there are no citations or decisions by any Governmental Authority stating that any Product is defective or unsafe or fails to meet any applicable safety standards promulgated by any Governmental Authority; (iii) neither Intasco or Intasco USA has any material Liability arising out of any injury to any individual or property as a result of the ownership, possession, or use of any product designed, distributed, sold, leased, delivered or placed into the stream of commerce by it; (iv) there is no alleged or actual defect or hazard in the manufacture, design, materials or workmanship, or alleged or actual failure to warn of any of the foregoing, in any Product; and (v) there has not been any occurrence involving any product recall, rework or retrofit relating to any Product. Intasco and Intasco USA each maintains procedures for the removal of Products from its Inventory should it be notified of those conditions described in Section 4.27(a).
(b)    Neither Intasco nor Intasco USA each has been denied product liability insurance coverage during the past ten (10) years.
4.28    Undisclosed Liabilities. Neither Intasco or Intasco USA has any Liabilities (including without limitation any minimum purchasing obligations which have not been fulfilled), except those Liabilities: (a) reflected on the Interim Balance Sheet; (b) incurred since such date in the ordinary course of business consistent with past practice, which are of the same general nature and amount with past practice; or (c) incurred in connection with this Agreement.
4.29    Their Respective Certain Business Practices. Neither Intasco or Intasco USA, and to the Seller’s Knowledge, none of their respective stockholders, members, officers, directors, managers, employees representatives or agents, has offered, promised, authorized or made, directly or indirectly, any unlawful payments to any domestic or foreign governmental official, including any official of an entity owned or controlled by a domestic or foreign government, political party or official thereof or any candidate for political office, with the intent or purpose of: (a) influencing any act or decision of such official in his or her official capacity; (b) inducing such official to do or omit to do any act in violation of the lawful duty of such official; (c) receiving an improper advantage; or (d) inducing such official to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority; in any case in order to assist Intasco or Intasco USA in obtaining or retaining business for or with, or directing business to, any Person.

4.30    Directors and Officers. Schedule 4.30 sets forth the names and titles of all the officers and directors of each of Intasco and Intasco USA.
4.31    Dividends. Since January 31, 2016, except as expressly disclosed herein, neither Intasco nor Intasco USA has, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.
4.32    Bank Accounts. All of the bank accounts of Intasco, Intasco USA and Persons with signing authority for such bank accounts are listed on Schedule 4.32. There are no outstanding powers of attorney executed by or on behalf of Intasco or Intasco USA.
4.33    No Brokers. No broker, finder or similar agent has been employed by or on behalf of the Seller or Intasco USA, and no Person with which any of them has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby or by the Related Documents.
4.34    Investment Representation. In connection with the issuance of the Equity Consideration hereunder, GCC hereby represents and warrants to Buyer that:
(a)    It is an “accredited investor” as defined in Rule 501(a) under the Securities Act and has, by reason of its business and financial experience and the business and financial experience of those advisors retained by it, such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of holding the Equity Consideration such that GCC is sophisticated as contemplated by Rule 506(b)(2)(ii) under the Securities Act.
(b)    It hereby represents that it is acquiring the Equity Consideration hereunder for its own account with the present intention of holding such securities for investment purposes and that it has no intention of selling such securities in a public distribution in violation of the U.S. federal securities laws or any applicable securities laws. It acknowledges that the Equity Consideration has not been registered under the Securities Act or other applicable securities laws and that the Equity Consideration will be issued in reliance on exemptions from the registration requirements of the Securities Act and other applicable statutes and on the Equity Holder’s representations and agreements contained herein. It further acknowledges that the stock certificates representing the Equity Consideration to be issued to it will bear legends referencing restrictions on the transfer thereof under the Securities Act and applicable securities laws.
(c)    It is able to bear the economic risk and lack of liquidity of an investment in UFAB and is able to bear the risk of loss of its entire investment in UFAB, and it fully understands and agrees that it may have to bear the economic risk of its investment for an indefinite period of time because, among other reasons, the Equity Consideration has not been registered under the Securities Act or under any other applicable securities laws and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under other applicable securities laws or unless an exemption from such registration is available.
(d)    It acknowledges that the issuer of the Equity Consideration is not and does not intend to become a reporting issuer in any jurisdiction of Canada and, accordingly, the securities received as part of the Equity Consideration may only be resold pursuant to an exemption from the prospectus requirement under applicable Canadian provincial securities laws.
4.35    Competition Act – Size of Transaction Threshold. The aggregate value of the assets of Intasco and Intasco USA in Canada, and the gross revenues from sales in or from Canada generated from those assets, do not exceed $87 million, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.
4.36    Predecessors. Each of the representations and warranties in Article IV shall be deemed to be made with respect to any Predecessors.
4.37    Accuracy of Information. Seller’s representations, warranties or statements contained in this Agreement or the Related Documents or in the Schedules or Exhibits hereto or thereto do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make any of such representations, warranties or statements in light of the circumstances under which they were made not misleading.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to the Seller as follows:
5.1    Organization and Standing. Each Buyer is a corporation duly organized, validly existing and, where the concept of good standing is recognized under corporate law, in good standing under the Laws of its jurisdiction of organization. Each Buyer is duly qualified to do business, and, where the concept of good standing is recognized under corporate law, is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect on such Buyer and would not otherwise adversely affect the ability of such Buyer to consummate the transactions contemplated herein or comply with any of the provisions hereof.
5.2    Authorization, Validity and Effect. Each Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and the Related Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby, and this Agreement and such Related Documents and the consummation of the transactions contemplated hereby and thereby have been duly executed and delivered by Each Buyer pursuant to all necessary authorization and are or, when executed and delivered will be, the legally valid and binding obligations of each Buyer, enforceable against each Buyer in accordance with its terms.
5.3    No Conflict; Required Filings and Consents.
(a)    Neither the execution and delivery of this Agreement or any Related Document by either Buyer, nor the consummation by either Buyer of the transactions contemplated herein or therein, nor compliance by either Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of the certificate of incorporation or by-laws of either such Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or require any Consent under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of either Buyer, pursuant to any contract to which it is a party or by which it or any of its properties or assets is subject, or (iii) violate any Order or Law applicable to Buyer or any of its properties or assets.
(b)    Except as set forth on Schedule 5.3(b), no Consent is required to be obtained by either Buyer for the consummation by such Buyer of the transactions contemplated by this Agreement or any Related Document.
5.4    Tax Matters. Canadian Buyer is a registrant for purposes of subdivision d or Division V of Part IX of the ETA. Canadian Buyer is not at the date hereof nor will it be after the Closing a non-resident of Canada for the purposes of the ITA.
5.5    UFAB Shares. Upon issuance, the UFAB Shares forming the Equity Consideration will be duly authorized, validly issued and fully paid and nonassessable and will not be subject to any option, call, pre-emptive, subscription or similar rights under any provision of applicable Law. As of the Closing, Buyer will have sufficient authorized but unissued shares or treasury shares of Buyer common stock to meet its obligation to deliver the UFAB Shares under this Agreement. Upon consummation of this Agreement, Seller shall acquire good and valid title to the UFAB Shares.
ARTICLE VI

COVENANTS AND AGREEMENTS
6.1    Interim Operations of Intasco and Intasco USA. Prior to the Time of Closing or the earlier termination of this Agreement, except as may be set forth on Schedule 6.1 or as may be specifically contemplated by this Agreement (including Schedule 6.1): (a) Intasco and Intasco USA shall, and each other Seller shall cause Intasco and Intasco USA to, conduct the Business solely in the ordinary course of business consistent with past practice; (b) the Seller and Intasco USA shall, and shall cause Intasco and Intasco USA to, use commercially reasonable efforts to (i) preserve intact the present business organizations of Intasco and Intasco USA, (ii) keep available the services of Intasco and Intasco USA’s present officers, managers and employees and agents, and (iii) preserve Intasco and Intasco USA’s relationships with customers, suppliers and others having business dealings with it; and (c) except as otherwise expressly contemplated by this

Agreement, Intasco and Intasco USA shall, and the Seller shall cause Intasco and Intasco USA to (i) manage their financial matters and Working Capital in the ordinary course of business consistent with past practices, and (ii) pay or perform other obligations when due in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, unless Buyer has previously consented in writing, Intasco and Intasco USA shall not, and the Seller shall not permit Intasco and Intasco USA to:
(a)    incur any indebtedness for borrowed money or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice under lines of credit existing on the Agreement Date or other indebtedness to be paid off at or prior to Closing;
(b)    except in the ordinary course of business consistent with past practice, (i) acquire or dispose of any property or assets, (ii) mortgage or encumber or otherwise subject to any Lien any properties or assets (other than Permitted Liens), or (iii) cancel or waive any debts owed to or claims or rights held by Intasco or Intasco USA;
(c)    (i) other than in the ordinary course of business consistent with past practice, enter into, modify, amend or, except upon a counter-party’s breach thereof, terminate any Material Contract, or (ii) default in the performance of any material covenant under any Material Contract, which default is not cured within any applicable grace period;
(d)    engage in any transactions with, or enter into any Contracts with, any Affiliates of Intasco or Intasco USA, except to the extent required by Law or expressly required by this Agreement;
(e)    change its fiscal year end inventory, shipping operations or cut-off procedures;
(f)    effectuate a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of Intasco or Intasco USA;
(g)    make capital expenditures in excess of the amounts set forth in the budget contained in Schedule 6.1(g);
(h)    cancel or terminate any insurance policy naming either as a beneficiary or a loss payable payee without obtaining substantially comparable substitute insurance coverage;
(i)    acquire or agree to acquire by merging or consolidating with, or by purchasing the stock or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(j)    increase the rate of compensation or benefits of, or pay or agree to pay any benefit to (including, but not limited to, severance or termination pay), present or former managers, directors, officers, employees or consultants, except as may be required by any existing plan, agreement or arrangement disclosed to Buyer on Schedule 6.1(j);
(k)    enter into, adopt, amend or terminate any agreement relating to the compensation or severance of any employee or consultant of either Intasco or Intasco USA other than in the ordinary course of business consistent with past practice, except to the extent required by Law or any existing Contracts;
(l)    make any change to its accounting (including Tax accounting) methods, principles or practices;
(m)    amend its certificate of incorporation or by-laws or certificate of formation or operating agreement (or equivalent organizational documents);
(n)    except as set forth on Schedule 6.1(n), declare or pay any dividends or distributions or repurchase any shares of capital stock or other equity interests;
(o)    issue or sell any capital stock or other equity interests or options, warrants, calls, subscriptions or other rights to purchase any capital stock or other equity interests of Intasco or Intasco USA or split, combine or subdivide the capital stock or other equity interests of Intasco or Intasco USA;
(p)    take any action that would reasonably be expected to, or fail to take any action that if not taken would reasonably be expected to, result in the occurrence of any event that, if such event had occurred subsequent to the Interim Balance Sheet date and prior to the Agreement Date or the Closing Date, would have been required to have been disclosed on Schedule 4.8; or
(q)    make or grant any bonus or any wage or salary increase to any employee or group of employees, or make or grant any increase in any employee benefit plan or arrangement, or amend or terminate any existing employee benefit plan or arrangement or adopt any new employee benefit plan or arrangement (in each case, other than in the ordinary course of business consistent with past practice) or as required pursuant to the terms of existing agreements or commitments;
(r)    change any Tax elections, amend any Tax returns, change the past practice or reporting position in filing any Tax Returns, or settle any Tax controversies or audits; and
(s)    take any action that is intended or may reasonably be expected to result in any of the representations and warranties set forth in Article IV being or becoming untrue in any material respect; or

(t)
    agree to take any of the actions described in sub-clauses (a) through (s) above.
6.2    Access. Seller and Intasco USA shall forthwith make available to Buyer, its representatives and consultants and, if requested by Buyer, provide a copy to Buyer of, all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and other documents, information and data relating to the Business. Seller and Intasco USA shall afford Buyer, its representatives and consultants every reasonable opportunity to have free and unrestricted access to the Purchased Assets and the Business. At Buyer’s request, each of Seller and Intasco USA shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Business or any of the Purchased Assets or to enable Buyer, its representatives or consultants to obtain full access to all files and records relating to any of the Purchased Assets maintained by any Governmental Authority. At Buyer’s request, Seller and Intasco USA shall co-operate with Buyer in arranging any such meetings as Buyer may reasonably request with: employees employed in the Business; customers, suppliers, distributors or others who have or have had a business relationship with Seller or Intasco USA in respect of the Business; and auditors, accountants, solicitors or any other Persons engaged or previously engaged to provide services to Seller or Intasco USA who have knowledge of matters relating to the Business or the Purchased Assets. In particular, Seller and Intasco USA shall permit Buyer and Buyer’s representatives or consultants to conduct all such interviews, testing, intrusive investigations, inspections, audits and assessments in respect of environmental and occupational health and safety matters with respect to the Business and the Purchased Assets as Buyer may require, in its sole discretion, to satisfy itself in respect of such matters, and Seller and Intasco USA shall co-operate in all respects therewith including obtaining any required or desirable consent or approval of any landlord. Seller and Intasco USA shall conduct, in co-operation with Buyer or the representatives or consultants of Buyer, such physical review of the equipment of the Business as is necessary so as to enable the confirmation of the values carried on the balance sheet of Seller in respect of such assets, to the reasonable satisfaction of Buyer. The exercise of any rights of inspection by or on behalf of Buyer under this Section 6.2 shall (a) be carried out in such manner as not to interfere unduly with the normal operation of the Business, and (b) not mitigate or otherwise affect the representations and warranties of Intasco, GCC and each Equity Holder hereunder which shall continue in full force and effect as provided in Section 9.1.
6.3    Books and Records. At the Time of Closing, Seller and Intasco USA shall deliver to Buyer all the books and records. Buyer covenants to use reasonable care to preserve the books and records so delivered to it for a period of six years from the Closing, or for such longer period as is required by any applicable Law, and will permit Seller or its authorized representatives reasonable access thereto in connection with the affairs of Seller relating to its matters, but Buyer shall not be responsible or liable to Seller for or as a result of any accidental loss or destruction of or damage to any such books or records.
6.4    Publicity. Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange or national market system, no party may issue any press release or other public announcement prior to the Closing Date relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval shall not be unreasonably withheld or delayed) of the other parties hereto.
6.5    Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement and to use commercially reasonable efforts to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby and the Related Documents, including (a) obtaining all of the necessary actions or nonactions and Consents from Governmental Authorities and the making of all filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action, investigation or proceeding by, any Governmental Authority, (b) at the Seller’s sole expense (which expense shall be considered Selling Expenses hereunder), obtaining the Consents from third parties identified on Schedule 6.5, (c) the defending of any Actions and investigations, whether judicial or administrative, challenging this Agreement or any of the Related Documents or the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Related Documents.
6.6    Personnel.
(a)    Seller agrees to provide Buyer with an up-to-date list of the names of the Employees of Intasco at least two and not more than four Business Days prior to the Closing. Buyer shall offer employment to any Employee of Intasco on such list (the “Offered Employees”), other than the Employees listed in Schedule 6.6(a), effective as at the Closing, on substantially the same terms and conditions of employment as are currently applicable to the Employees of Intasco immediately prior to Closing. Seller shall indemnify and hold harmless Buyer from and against all Losses suffered or incurred by Buyer as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any employees of the Business, other than claims by Offered Employees of Intasco who accept Buyer’s offers of employment with respect to their employment with Buyer which arise with respect to the time period following Closing. No employee of the Business shall be entitled to any rights under this Section 6.6(a) or under any other provisions of this Agreement. Nothing contained in this Section 6.6 shall restrict or limit Buyer from terminating any Employee, with or without cause, following the Closing Date or modifying the terms of employment of any such Employee (including terminating or modifying any compensation or benefit plans); provided, however, in accordance with and subject to the limitations and conditions in Article IX, Buyer shall indemnify and save Seller harmless of and from all Losses suffered or incurred by Seller as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any such Employee as a result of such termination or modification of terms of employment, including any claims relating to termination of employment that are based upon the length of service of Offered Employees of Intasco.
(b)    Seller shall employ all of the Offered Employees of Intasco set out in Schedule 6.6(b) until the Closing except for any Offered Employees who prior to the Closing: (i) are terminated for cause; (ii) are terminated with Buyer’s consent, which consent shall not be unreasonably withheld or delayed; (iii) voluntarily resign; or (iv) retire. Seller shall not attempt in any way to discourage any of the Offered Employees of Intasco from accepting any offer of employment to be made by Buyer and shall not solicit the services of any Offered Employees during the five (5) year period following the Closing without the consent in writing of Buyer, which consent may be unreasonably withheld.
6.7    Notice of Events.
(a)    From the Agreement Date until the Closing or the earlier termination of this Agreement, Seller shall promptly notify Buyer in writing if after the Agreement Date, any event occurs, or fails to occur, that has caused or would be reasonably likely to cause (i) any representation or warranty contained in this Agreement or in any Schedule hereto to be untrue or inaccurate as of the Closing Date, or (ii) any material failure on the part of Intasco or Intasco USA or Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or him hereunder. Each such notice shall specify in reasonable detail the relevant facts relating to any such event or failure.
(b)    In the event the Seller notifies Buyer of any such event or failure but the conditions set forth in Section 7.3(a) will still be satisfied, the delivery of any such notice shall be not deemed to have cured any misrepresentation or breach of warranty to the extent so identified and, from and after the Closing Date, each Buyer Indemnitee shall have all claims for indemnification in respect thereof to the extent available under Article IX.
(c)    In the event the Seller notifies Buyer of any such event or failure that would cause the conditions set forth in Section 7.3(a) not to be satisfied and Buyer does not exercise its right to terminate this Agreement on such basis, the delivery of any such notice shall be deemed to have cured any misrepresentation or breach of warranty to the extent so identified and, from and after the Closing Date, no Buyer Indemnitee shall have any claim for indemnification in respect thereof.
6.8    Assistance with Financing. The Seller shall, and Seller shall cause each of Intasco and Intasco USA to, provide reasonable assistance to Buyer in its efforts to arrange for the financing necessary to consummate the transactions contemplated hereby, including, without limitation, (a) facilitating customary due diligence, (b) making senior officers and manager(s) of each of Intasco and Intasco USA reasonably available to meet with prospective financing sources, and (c) executing and delivering, on behalf of each of Intasco and Intasco USA, all notices, documents or certificates reasonably required in connection with such financing.
6.9    No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, the Seller shall not, and the Seller shall cause Intasco or Intasco USA and all employees, representatives and agents thereof and of the Seller not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with or provide any information to any Person (other than Buyer or pursuant to Section 6.7(c)) relating to any transaction involving the sale of the business or assets of Intasco or Intasco USA, or any of the capital stock of Intasco or Intasco USA, or any merger, consolidation, business combination or similar transaction involving Intasco or Intasco USA. Seller shall, and shall cause Intasco and Intasco USA to, immediately cease and cause to be terminated all existing negotiations, discussions or activities with any Person (other than Buyer) conducted heretofore relating to any such transaction.
6.10    Monthly Financial Statements. During the period prior to the Closing Date or the earlier termination of this Agreement, within fifteen (15) Business Days after the end of each calendar month, Seller shall deliver, or cause to be delivered, to Buyer an unaudited balance sheet and summary results of operations for such calendar month and for the fiscal year to date for each of Intasco and Intasco USA, which shall be prepared in accordance with the internal accounting standards of Intasco and Intasco USA and procedures consistent with the standards and procedures used in preparation of the Interim Financial Statements.
6.11    Tax Matters.
(a)    Neither Seller, Intasco nor Intasco USA shall, and Seller shall cause Intasco and Intasco USA not to, prior to the Closing Date, make or change any Tax election, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement or settle any Tax claim or assessment, surrender any right to claim a referral of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any similar action relating to the filing of any tax return or the payment of any Tax.
(b)    Buyer and Seller agree to allocate and, as applicable, to cause their relevant Affiliates to allocate, the Purchase Price among the Purchased Shares and Purchased Assets in accordance with Exhibit G attached hereto (Exhibit G, the “Allocation”). Neither Seller nor either Buyer shall, and each shall cause its Affiliates not to, take any position inconsistent with the Allocation on any Tax Return or in connection with any Tax Proceeding, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state, local or foreign Law). The Allocation shall be appropriately adjusted to the extent necessary to reflect any payments made hereunder that represent an adjustment to the purchase price for U.S. federal income tax purposes, including any payment made pursuant to Section 2.7 (to the extent not already reflected in the Allocation delivered by Buyer), and any indemnity payments made pursuant to this Agreement.
(c)    On the Closing Date, Buyer and Intasco shall elect jointly under subsection 167(1) of the ETA, and under any similar provision of any applicable provincial Laws, in the form prescribed for the purposes of subsection 167(1) (or the relevant provincial provision), in respect of the sale and transfer of the Purchased Assets hereunder, and Buyer shall file such election with Canada Revenue Agency (and relevant provincial authority) in the prescribed manner and within the time prescribed for filing such election stipulated in the ETA (or relevant provincial legislation), and promptly provide proof of such filing to Seller.
(d)    Buyer shall be liable for and shall pay directly to the appropriate Governmental Body, all federal and provincial sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable by a purchaser in connection with the transfer of the Purchased Assets by Seller to Buyer.
(e)    Buyer and Intasco agree to elect jointly in the prescribed form under section 22 of the ITA as to the sale of the accounts receivable and other assets described in section 22 of the ITA and to designate in such election an amount equal to the portion of the Asset Purchase Price allocated to such assets as the consideration paid by Buyer therefor.
(f)    GCC shall take commercially reasonable efforts to minimize any taxes payable by the Buyer under Part IV of the ITA in connection with any dividend paid or deemed to be paid on the Preference Shares.
(g)    By no later than February 28, 2017, Seller Representative shall provide the Buyer with such information relating to any refund or reduction of Taxes under subsection 129(1) of the ITA to which GCC is entitled in connection with any dividend paid or deemed to have been paid on the Preference Shares as is sufficient to allow Buyer to compute any taxes payable by the Buyer under Part IV of the ITA in connection with any dividend paid or deemed to be paid on the Preference Shares.
(h)    If GCC is entitled to a refund or reduction of Taxes under subsection 129(1) of the ITA in connection with any dividend paid or deemed to have been paid on the Preference Shares as provided in Section 2.1(iii), GCC will pay to the Buyer by no later than March 31, 2017, the amount of Indemnified Taxes payable by the Purchaser under Part IV of the ITA in connection with such dividend.
(i)    The Buyer will give written notice to Seller Representative within 30 days after receipt of any written notice or inquiry, (including, without limitation, any actual or proposed assessment or reassessment of Indemnified Taxes) from any taxing authority or other third party that may give rise to claim for indemnity hereunder, such notice to set forth such information with respect thereto as is then available to the Buyer; provided that the failure by any Buyer to deliver such notice within such time shall not limit any of the rights of the Buyer hereunder, except to the extent (and only to the extent) that the failure by the Buyer to give such notice prejudices the ability of Seller to object to or otherwise defend or undertake proceedings in respect of any assessment or reassessment or proposed assessment or reassessment or increases any amount payable by the Seller hereunder.
(j)    Seller will have the right, at its cost and expense and using the counsel of its choosing, to undertake and control any proceedings or objection or other defence of any assessment or reassessment or proposed assessment or reassessment relating to any Indemnified Taxes that may give rise to a claim for indemnity hereunder, and, in such case,

Intasco will pursue any such proceedings or objection or other defence in a timely manner and in good faith. The Buyer will provide to Intasco any information with respect to the Indemnified Taxes as may become available to the Buyer, and the Buyer will cooperate with Seller to the extent reasonably requested in the conduct of all proceedings or objection or other defence relating to any such assessment or reassessment or proposed assessment or reassessment and related inquiries or investigations. While Seller is pursuing any proceeding or objection or other defence relating to any such assessment or reassessment or proposed assessment or reassessment, the Buyer will not have any right to settle any such proceeding or objection or other defence.
(k)    If, within 30 days after having received the notice referred to above, Seller does not notify Buyer that it intends to undertake any proceedings or objection or other defence of any such assessment or reassessment or proposed assessment or reassessment, the Buyer will have the right to undertake and control any proceedings or objection or other defence of the assessment or reassessment or proposed assessment or reassessment using counsel of its own choice. If, pursuant hereto, Seller undertakes any proceedings or objection or other defence of any such assessment or reassessment or proposed assessment or reassessment, the Buyer will be able to cease to defend, settle or otherwise dispose of any such proceeding or objection or other defence without the consent of Seller, provided that the Buyer has consulted with Intasco with respect to such proposed cessation, settlement or other disposition.
(l)    If following a final determination having been made by a taxing authority or a court of competent jurisdiction that there exists a liability for Indemnified Taxes (other than a liability for Indemnified Taxes described in Section 6.11(h) where all rights to object or to appeal from the determination have been exhausted or have expired, Seller will promptly (and, in any event, within 30 days of the time that the Buyer notifies the Intasco of the requirement to make the payment) pay the amount of such Indemnified Taxes, as the case may be, to the Buyer. To the extent that the Buyer becomes entitled to a refund or reduction of Indemnified Taxes, the Buyer will promptly (and, in any event, within 30 days of the time that the receipt of such refund or becoming aware of such reduction) pay the amount of such refunded Indemnified Taxes to the Buyer. The Buyer will take all reasonable steps and give all reasonable assistance to mitigate any Indemnified Taxes, including, without limitation, making any elections under the ITA or any applicable provincial income tax legislation, provided that the Buyer will not be required to declare or pay any dividend to reduce refundable Taxes payable by it under Part IV of the ITA.
(m)    Subsections 6.11(j), (k) and (l) shall apply to all Taxes other than U.S. federal, state and local Taxes.
6.12    Insurance; Property. From the Agreement Date to the Closing Date, each of Intasco and Intasco USA shall, and Seller shall cause Intasco and Intasco USA to, maintain its existing Insurance Policies or obtain substantially similar coverage on presently insured property (real, personal, and mixed) owned or leased by Intasco or Intasco USA; and all such property shall be used, operated, maintained, and repaired in the ordinary course of business consistent with past practice.

6.13    Satisfaction of Indebtedness. At or prior to Closing, Seller shall have paid or otherwise satisfied (or caused to be paid or otherwise satisfied) or otherwise make arrangements with respect to Company Debt, such that each of Intasco and Intasco USA shall have no Company Debt or any Company Debt shall be satisfied, defeased or discharged as of the Closing Date.
6.14    No Transactions with Affiliates. Without the prior written consent of Buyer from the Agreement Date to the Closing Date, neither Intasco or Intasco USA shall enter into any contract, agreement, arrangement or transaction between either and any of its Affiliates, including, without limitation, Seller or any Employee of Intasco or Intasco USA, including employment contracts or collective bargaining agreements.
6.15    Non Assigned Contracts. In the event and to the extent Intasco is not able to obtain any third party consent required to transfer and assign in full to Canadian Buyer any and all of its rights, title and interest in and to any Contract (other than a Contract that is an Excluded Asset or an Excluded Liability) (a “Non-Assigned Contract”), notwithstanding the provisions of Section 2.1, and Buyer does not exercise its right to terminate this Agreement, such non-assignment shall not constitute a breach of this Agreement (but may constitute a failure of a condition) and shall not constitute a transfer and assignment of such Non-Assigned Contract, and Intasco shall hold such Non-Assigned Contract in trust for the benefit of Canadian Buyer pending such time as the Non-Assigned Contract can be transferred to Canadian Buyer; provided, however, that until such Non-Assigned Contract is assigned to Canadian Buyer and if Intasco is otherwise in material compliance with this Section 6.15 (including by providing the benefits of such Non-Assigned Contract to Buyer in accordance with this Section 6.15), then Canadian Buyer shall be responsible for causing the performance in all material respects of all obligations of Intasco under such Non-Assigned Contract, including payment obligations to the extent Canadian Buyer shall be notified reasonably in advance thereof. Intasco, without further consideration therefor from Buyer, shall pay, assign and remit to Buyer immediately after receipt thereof all monies, rights and other consideration or payments received in respect of any such Non-Assigned Contract. Following the Closing, Intasco shall manage such Non-Assigned Contract as reasonably directed by Buyer. Intasco shall use its reasonable best efforts to obtain any required third party consents and assign and transfer in full all of its right, title and interest in and to each Non-Assigned Contract as soon as practicable after the Closing. Upon the receipt of any such consent, Intasco shall promptly assign and transfer all of its right, title and interest in and to such Non-Assigned Contract to Canadian Buyer in full, without payment of further consideration by Buyer, and Canadian Buyer shall assume such Non-Assigned Contract (to the extent required under this Agreement with respect to any Assumed Liability) and receive all such right, title and interest in and to such Non-Assigned Contract.
6.16    Amalgamation and Reorganization. Seller shall effect the amalgamation in Section 2.1(a)(ii) in accordance with the Amalgamation Agreement attached hereto as Exhibit H. All other agreements, documents or instruments executed or filed in connection with the Amalgamation and Reorganization shall be in form and substance satisfactory to Buyer, in its sole discretion, and shall not be so executed or filed without Buyer’s prior written consent.
6.17    Additional Tax Matters; Intasco USA.

(a)    Seller shall be liable for and shall pay, reimburse, indemnify, defend and hold harmless the Buyer Indemnitees for, from and against, all Losses and Taxes, without duplication, relating to, resulting from or arising out of: (i) Taxes imposed on Intasco USA and any Taxes for which Intasco USA may be liable pursuant to Treasury Regulations Section 1.1502-6 or any similar provision of state, local, or foreign Law as a result of Intasco USA having been included in a combined, consolidated, affiliated, unified or group Tax Return or having had its Tax liability calculated on a combined, consolidated, unified, group or affiliated basis for Pre-Closing Tax Periods; (ii) Taxes imposed on Intasco USA, or for which Intasco USA may be liable, for any Pre-Closing Tax Periods and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; (iii) any breach or inaccuracy of any representation or warranty set forth in this Agreement to the extent relating to Taxes or Tax matters; (iv) any breach or nonperformance of any covenant set forth in this Agreement to the extent relating to Taxes or Tax matters; (v) Taxes imposed with respect to all transactions occurring on the Closing Date, all of the transactions contemplated by this Agreement and all liabilities and obligations under the agreements that are required to be terminated pursuant to Section 6.17(h); (vi) all U.S. Transfer Taxes; and (vii) all liability for Taxes of a Person other than Intasco USA imposed on Intasco USA or for which Intasco USA may be liable as a transferee, successor in interest, by contract, under applicable Law, or otherwise; in each of the above cases, together with any fees and expenses (including attorney’s and accountant’s fees) incurred in connection therewith (including with respect to the defense, investigation, remediation, settlement, or compromise of any such matter).
(b)    Except as otherwise provided in Sections 6.17(c) and 6.17(f), on or prior to the Closing Date, Seller shall cause Intasco USA to prepare and file on a timely basis (taking into account all valid extensions) all Tax Returns of Intasco USA due for all Tax periods ending on or prior to the Closing Date (each, a “Pre-Closing Tax Return”), and each such Pre-Closing Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. Seller shall provide a copy of each such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to the Buyer for the Buyer’s review and reasonable comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return. The Seller shall include any reasonable comments provided in writing by the Buyer to the Seller at least seven (7) days prior to the due date (taking into account all valid extensions) for filing such Pre-Closing Tax Return. The Seller shall pay all Taxes due with respect to such Pre-Closing Tax Returns. Pre-Closing Tax Returns of Intasco USA which are not filed prior to the Closing Date shall be prepared and filed by the Buyer as provided in Section 16.17(c).
(c)    Except as otherwise provided in Section 6.17(f), the Buyer shall cause Intasco USA to prepare and file on a timely basis (taking into account all valid extensions) all Intasco USA Tax Returns due for all Straddle Periods (each, a “Straddle Tax Return”), and all Pre-Closing Tax Returns of Intasco USA which were not filed by the Seller on or prior to the Closing Date. Each such Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. The Buyer shall provide a copy of each such Tax Return, together with all supporting documentation and workpapers, to the Seller Representative for his review and reasonable comment at least thirty (30) days prior to the due date (taking into account all valid extensions) for filing such Tax Return. The Buyer shall include any reasonable comments provided in writing by the Seller Representative to the Buyer at least five (5) days prior to the due date (taking into account all valid extensions) for filing such Tax Return. Prior to or after the filing of any such Tax Return, the Buyer may provide to the Seller Representative a statement (a “Tax Due Statement”) setting forth the amount of Taxes shown on such Straddle Tax Return that is the responsibility of the Seller pursuant to Section 6.17(g). Within five (5) days of receiving a Tax Due Statement, the Seller shall pay to the Buyer the amount of Taxes shown as due on the Pre-Closing Tax Return and the amount of Taxes set forth on the Tax Due Statement applicable to such Straddle Tax Return that is the responsibility of the Seller pursuant to Section 6.17(g).
(d)    The parties hereto shall, and shall cause each of their Affiliates to, provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes of or with respect to Intasco USA. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. The Buyer shall, and, following the Closing, shall cause Intasco USA to, retain to all books and records with respect to Tax matters relating to Intasco USA for any Pre-Closing Tax Period for the full period of any statute of limitations of the respective Pre-Closing Tax Period (and, to the extent notified by the Seller Representative, any extensions thereof). Seller shall give prompt written notice to the Buyer if Seller (or any Affiliate of Seller) receives any communication or notice with respect to any audit, review, examination, assessment, investigation, or administrative or judicial proceeding relating to the Taxes of or attributable to Intasco USA that, if pursued successfully, could result in or give rise to, or could reasonably be expected to result in or give rise to, liability of Intasco USA, the Buyer, or any of their Affiliates for Taxes. Each party further agrees, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax (including any U.S. Transfer Tax) that could be imposed on any such party (or its Affiliates), including with respect to the transactions contemplated hereby.
(e)    Each of the Seller and the Buyer agrees to give prompt written notice to the other if it or any of its Affiliates receives any communication or notice with respect to any audit, review, examination, assessment, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to Intasco USA (including any administrative or judicial review of any claim for refund) for which the other may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”). Any failure to promptly notify the Seller Representative (in the case of the Seller) or the Buyer, as the case may be, of a Tax Contest shall not relieve such party of any liability with respect to such Tax Contest pursuant to this Agreement except to the extent such party was prejudiced as a result thereof.

(i)    With respect to any Tax Contest for a Tax period ending on or before the Closing Date with respect to Intasco USA, Seller shall have the right to control and defend against such Tax Contest with counsel of its choice reasonably satisfactory to the Buyer if (A) settlement of, or an adverse judgment with respect to, such Tax Contest is not in the good faith judgment of the Seller Representative likely to establish a precedential custom or practice materially adverse to the ongoing Tax position of the Buyer Indemnitees, and (B) the Seller Representative continuously conducts the defense of such Tax Contest actively and diligently; provided that so long as the Seller Representative is conducting the defense of the Tax Contest in accordance with this Section 6.17(e)(i), (X) the Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of such Tax Contest, and (Y) the Seller Representative will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax Contest without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).
(ii)    With respect to any a Tax Contest for a Straddle Period or a Tax Contest with respect to Intasco USA for which any condition in Section 6.17(e)(i) is or becomes unsatisfied, the Buyer will have the right to control and defend against such Tax Contest with counsel of its choice; provided that so long as the Buyer is conducting the defense of such Tax Contest in accordance with this Section 6.17(e)(ii), (A) the Seller Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of such Tax Contest and assume joint control of such Tax Contest with the Buyer with respect to any Tax items in such Tax Contest for which the Seller would be required to provide indemnification pursuant to this Agreement for the resulting Tax liability, and (B) the Buyer will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to any Tax items in such Tax Contest for which Seller would be required to provide indemnification pursuant to this Agreement for the resulting Tax liability without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned, or delayed).
(iii)    Subsection 6.17(e) shall apply to all U.S. federal, state and local Taxes only.
(f)    All United States federal, state and local and other United States transfers, sales, use, excise, value added, transfer, stamp, documentary, filing, recordation, registration, real estate transfer, or similar Taxes, charges, or fees applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (“U.S. Transfer Taxes”) shall be borne 50% by the Seller and 50% by the Buyer. The party primarily or customarily responsible for filing the applicable Tax Return with respect to an applicable U.S. Transfer Tax (the “Filing Party”) shall prepare and timely file (taking into account any valid extensions), or cause to be prepared and timely filed (taking into account any valid extensions), such Tax Return, and the Filing Party shall make timely payment (taking into account any valid extensions) of such U.S. Transfer Taxes set forth on such Tax Return, subject to reimbursement from Seller or the Buyer, as the case may be, of its share of such U.S. Transfer Taxes as set forth in the prior sentence within five (5) days after receiving written notice from the Filing Party that such U.S. Transfer

Taxes were paid. Seller and the Buyer shall cooperate in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes. Seller and the Buyer agree to use their commercially reasonable efforts to mitigate, reduce or eliminate any U.S. Transfer Taxes.
(g)    For purposes of Section 6.17(c) the portion of Taxes attributable to a Straddle Period that are allocated to the Seller for the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:
(i)    In the case of any real property, personal property, ad valorem and similar Taxes (“Property Tax”), the amount of such Property Tax attributable to the Pre-Closing Tax Period of such Straddle Period shall be deemed to be the amount of such Property Tax for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the day before the Closing Date, and the denominator of which is the number of total days in the entire Straddle Period.
(ii)    In the case of any Tax that is based on income, sales, revenue, production or similar items, or other Taxes not described in Section 6.17(g)(i), the amount any such Tax that is attributable to the Pre-Closing Tax Period of such Straddle Period shall be determined based on an interim closing of the books as of the end of the Closing Date (i.e., the amount that would be payable for the portion of the Straddle Period determined as if Intasco USA filed a Tax Return for the portion of the Straddle Period ending at the end of the Closing Date); provided, that the amount of any exemptions, allowances, or deductions determined on an annual or periodic basis (including amortization and depreciation deductions) that shall be allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined by multiplying the total amount of such exemptions, allowances, or deductions by a fraction, the numerator of which is the number of days in such Straddle Period ending on and including the day before the Closing Date and the denominator of which is the number of total days in the entire Straddle Period.
(h)    All Tax sharing, Tax allocation agreement, Tax indemnity, or any similar written or unwritten agreement, arrangement, understanding, or practice relating to Taxes involving Intasco USA shall be terminated as of the Closing Date and, after the Closing Date, Intasco USA shall not be bound thereby or have any liability thereunder.
6.18    Bulk Sales Act Waiver and Indemnity. Buyer hereby waives compliance by Seller under the Bulk Sales Act (Ontario) in connection with the sale by Seller to Buyer of the Purchased Assets, and Seller hereby covenants and agrees to indemnify and save harmless Buyer from and against any and all Losses suffered or incurred by Buyer as a result of or arising from the failure of Seller to comply with the requirements of such legislation in respect of the purchase and sale of the Purchased Assets, save and except to the extent that any such claim arises by virtue of the non-payment of any Assumed Liabilities.

ARTICLE VII

CONDITIONS TO CLOSING
7.1    Conditions to Obligations of the Parties. The respective obligations of the parties to consummate the transactions contemplated by this Agreement are subject to the condition that there must not be in effect any Law or Order that prohibits the sale of the Purchased Assets to Buyer or the consummation of the transactions contemplated by this Agreement.
7.2    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following additional conditions:
(a)    The representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as though made at such time (except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, need only be true and correct in all material respects as of such date), except for representations and warranties containing a materiality qualification, which must be true and correct in all respects, in all cases without giving effect to any investigation of, updating or supplements to, or knowledge with respect to, the information contained in the Schedules attached hereto.
(b)    Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.
(c)    Since the Agreement Date, there shall not have been commenced any Action by any third party or Governmental Authority or any Action threatened in writing by any third party or Governmental Authority seeking damages or other relief in connection with any of the transactions contemplated by this Agreement.
(d)    The Seller Representative shall have received the items required by Section 3.3 of this Agreement.
7.3    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)    The representations and warranties of the Seller set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date as though made at such time (except that those representations and warranties that address matters only as of a specified date, other than the Agreement Date or the Closing Date, need only be true and correct in all material respects as of such date), except for the representations and warranties containing a materiality qualification, which must be true in all respects, in all cases without giving effect to any investigation of, updating or supplements to, or knowledge with respect to, the information contained in the Schedules attached hereto and without giving effect to any information provided pursuant to Section 6.7(a).
(b)    The Seller and Intasco USA shall have performed in all material respects all obligations re quired to be performed by them under this Agreement at or prior to the Closing Date.
(c)    Buyer shall have received or waived the requirement that it receive the items, or any of them, required by Section 3.2 of this Agreement.
(d)    Buyer shall have received, or waived the requirement that it receive any of the Consents set forth in Schedule 7.3(d), which Consents shall be in full force and effect.
(e)    Intasco and Intasco USA shall have terminated all of the existing Real Property Leases, each termination in form and substance satisfactory to Buyer.
(f)`    Since the Agreement Date, there shall not have occurred, and Intasco and Intasco USA and the Business shall not have suffered, any event or events which have had, or would reasonably be expected to have, a Material Adverse Effect on the Intasco, Intasco USA or the Business.
(g)    There shall have been obtained from all appropriate Governmental Authorities and third parties such Permits or Consents as are required to be obtained by Seller to permit the change of ownership of the Purchased Assets and the Purchased Shares contemplated hereby, in each case in form and substance satisfactory to Buyer, acting reasonably.
(h)    Intasco shall have delivered to Buyer the statement and affidavit of Intasco required under section 4 of the Bulk Sales Act (Ontario) and dated as of the Closing Date, setting forth the names and addresses of the unsecured trade creditors and the secured trade creditors of Intasco and the amount of the indebtedness or liability due, owing, payable, or accruing due, or to become due and payable, by Intasco to each of them, and, with respect to the claims of the secured trade creditors, the nature of their security and whether their claims are due or, in the event of sale, become due on the date fixed for the completion of the sale, in the same form attached hereto as Schedule 7.3(h) (the “Bulk Sales Act Statement”).
(i)    Since the Agreement Date, there must not have been commenced any Action by any third party or Governmental Authority or any Action threatened in writing by any third party or Governmental Authority seeking damages or other relief in connection with any of the transactions contemplated by this Agreement.
(j)    As of the Closing, the key management of the Business (comprised of the Key Employees, and the key salespersons of the Business, shall have each remained substantially intact, including with respect to the absence of actual resignations not yet effective or threatened resignations.

(k)    Buyer shall have received financing in connection with the transactions contemplated by this Agreement on terms and conditions satisfactory to it in its sole discretion in an amount equal to or greater than the amount of $27,000,000; and
(l)    Buyer shall have completed due diligence with respect to Intasco, Intasco USA and the Business, the results of which are satisfactory to Buyer in its sole discretion.
7.4    Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was to any extent caused by such party’s failure to comply with its obligations pursuant to this Agreement.
ARTICLE VIII

TERMINATION OF AGREEMENT
8.1    Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Buyer and the Seller Representative;
(b)    by Buyer or the Seller Representative, upon written notice to the other, if the transactions contemplated by this Agreement have not been consummated on or prior to [*], 2016 or such later date, if any, as Buyer and the Seller Representative agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) is not available to (i) Buyer, if Buyer’s failure to comply with its obligations under this Agreement results in or is the primary cause of the failure of the transactions contemplated by this Agreement to be consummated by such time, or (ii) the Seller Representative, if the failure to comply with the obligations under any provision of this Agreement by the Seller Representative or Intasco or Intasco USA results in or is the primary cause of the failure of the transactions contemplated by this Agreement to be consummated by such time;
(c)    by Buyer or the Seller Representative, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) is not available to (i) Buyer, if Buyer’s failure to comply with its obligations under any provision of this Agreement results in or is the primary cause of such Order or Buyer is not then in compliance with its obligations under Section 6.5, and (ii) the Seller Representative, if failure to comply with the obligations under any provision of this Agreement by any of the Seller Representative, Intasco or Intasco USA results in or is the primary cause of such Order or such Person is not then in compliance with its obligations under Section 6.5;

(d)    by the Seller Representative, if Buyer (i) has breached any of its covenants or other agreements contained in this Agreement to be complied with by it such that the closing condition set forth in Section 7.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied, and in the case of either (i) or (ii) above, such breach is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; or
(e)    by Buyer, if any Seller, (i) has breached any of its covenants or other agreements contained in this Agreement to be complied with by it or him such that the closing conditions set forth in Section 7.3(b) would not be satisfied, or (ii) there exists a breach of any representation or warranty of Intasco, Intasco USA or any other Seller contained in this Agreement such that the closing conditions set forth in Section 7.3(a) would not be satisfied, and in the case of either (i) or (ii) above, such breach is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by any such Seller.
8.2    Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1 by either Buyer and/or the Seller Representative, this Agreement shall become void and have no effect, without any liability or obligation on the part of the parties hereto, other than the provisions of Section 8.2 and Article X which shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liability for any breach by such party of this Agreement.
ARTICLE IX

REMEDIES
9.1    Survival. The representations, warranties, covenants and agreements of the Seller, on the one hand, and Buyer, on the other hand, contained in this Agreement (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) shall survive the Closing Date to the extent specified below:
(a)    All covenants and agreements contained in this Agreement and the Related Documents (including the Schedules and Exhibits attached hereto and the certificates delivered pursuant hereto) that contemplate performance thereof following the Closing Date shall survive the Closing Date in accordance with their terms.
(b)    The representations and warranties contained in this Agreement and in the Related Documents (including the Schedules and Exhibits attached hereto and thereto and the certificates delivered pursuant hereto and thereto) shall survive the Closing Date until the date that is twenty-four (24) months following the Closing Date (the “Representation Termination Date”), at which point such representations and warranties and any right to assert a claim for indemnification on account thereof terminate, it being understood and agreed that claims made within such period are not required to be resolved, and actions relating thereto are not required to be commenced, within such period; provided, however, that (i) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5, 4.10 and 4.33 (the

“Excluded Representations”) shall survive the Closing and shall continue in full force and effect forever, (ii) the representations and warranties contained in Section 4.9 shall survive the Closing Date until the expiration of the applicable statutes of limitations plus sixty (60) days, (iii) the representations and warranties contained in Sections 4.14, 4.22 and 4.29 shall survive the Closing Date until the sixth anniversary following the Closing Date, and (iv) to the extent any Related Document provides that the representations and warranties stated therein survive for a different period, then the survival provisions of the Related Document shall control as to such representations and warranties contained in such Related Document.
9.2    Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its successors and permitted assigns, and the officers, directors, managers, members, partners, stockholders, owners, employees, agents and representatives of each of the foregoing, and their heirs and personal representatives (collectively, the “Seller Indemnitees”) from and against, and shall pay to the Seller Indemnitees the amount of, any and all loss, Liability, damage or expense (including reasonable legal fees and expenses, but excluding incidental, consequential or punitive damages or any liability for lost profits or the like or any damages or liability based on multiple of profits, multiple of cash flow or similar valuation methodology, in each case to the extent not covered by insurance) (collectively, “Losses” and each a “Loss”) of the Seller Indemnitees arising from or in connection with (a) any breach of or inaccuracy in the representations and warranties of Buyer contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto), as of the Agreement Date or the Closing Date (as though made at such time except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, must be true and correct as of such date) (it being agreed that solely for the purposes of this Section 9.2, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” including, without limitation, the words “material”, “Material Adverse Effect” or any other materiality qualifications), (b) any breach of the covenants or agreements of Buyer contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto).
9.3    Indemnification by Seller. Each Seller, jointly and severally, shall indemnify, defend, and hold harmless Buyer, its Affiliates and their respective successors and permitted assigns, and the officers, directors, managers, members, partners, stockholders, owners, employees, agents and representatives of each of the foregoing, and their heirs and personal representatives (collectively, the “Buyer Indemnitees”), from and against, and shall pay to the Buyer Indemnitees the amount of, any and all Losses of the Buyer Indemnitees arising from or in connection with: (a) any breach of or inaccuracy in the representations and warranties of Intasco, Intasco USA or any other Seller contained in this Agreement or in any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto) as of the Agreement Date or the Closing Date (as though made at such time except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, must be true and correct as of such date ) (it being agreed that solely for the purposes of this Section 9.3, such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to “materiality” including, without limitation, the words “material”, “Material Adverse Effect” or any other materiality qualifications); (b) any breach of the covenants or agreements of Intasco, Intasco USA or any other Seller contained in this Agreement or any Related Document (including the Schedules and Exhibits attached hereto or thereto and the certificates delivered pursuant hereto or thereto); (c) all Indemnifiable Claims, Indemnified Taxes and Indemnifiable Liabilities, (d) operations of the Business up to the Closing and (e) any claims, Actions or Liabilities, pending or threatened at any time, attributable or relating to or arising from the Reorganization, or any of the transactions effected thereby or any of the documents, instruments or agreements prepared in connection therewith.
9.4    Limitations on Indemnification Payments to the Buyer Indemnitees. Notwithstanding anything herein to the contrary, the right of Buyer Indemnitees to indemnification is limited as follows:
(a)    The Buyer Indemnitees shall be entitled to indemnification pursuant to Section 9.3(a) if and only if the aggregate amount of all indemnifiable claims pursuant to Section 9.3(a) exceeds $150,000 (the “Deductible”) and, in such event, indemnification shall be made by the Seller for all corresponding Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to Losses incurred by Buyer Indemnitees based upon any breach of or inaccuracy in any of the Excluded Representations, Section 4.9 or Sections 4.14, 4.22 or 4.29 or based upon any breach of Section 6.13.
(b)    The aggregate maximum liability of the Seller (inclusive of amounts recovered by the Buyer Indemnitees from the Escrow Account) for indemnification pursuant to Section 9.3(a) shall be $4,000,000 (the “Cap”); provided, however, that the Cap shall not apply to Losses incurred by Buyer Indemnitees based upon any breach of or inaccuracy in any of the Excluded Representations, Section 4.9 or Sections 4.14, 4.22 or 4.29 or based upon any breach of Section 6.13 or any claim for Indemnified Taxes.
(c)    Regardless of whether any claim could have been and/or is successfully or unsuccessfully brought under Section 9.3(a), (i) the obligations of Seller to indemnify, defend and hold harmless pursuant to Section 9.3(other than Section 9.3 (a)) are not limited as to time, (ii) the obligations of the Seller to indemnify, defend and hold harmless pursuant to Section 9.3(other than Section 9.3(a)) are not reduced by or subject to the Deductible, and (iii) Losses for which an indemnification right exists pursuant to Section 9.3 (other than Section 9.3(a)) shall not be included when computing, and shall not be subject to, the Cap.
9.5    Limitations on Indemnification Payments to the Seller Indemnitees. Notwithstanding anything in this Agreement to the contrary, the right of Seller Indemnitees to indemnification is limited as follows:
(a)    The Seller Indemnitees shall be entitled to indemnification pursuant to Section 9.2(a) if and only if the aggregate amount of all indemnifiable claims pursuant to Section 9.2 (a) exceeds the Deductible and, in any such event, indemnification shall be made by Buyer for all corresponding Losses in excess of the Deductible. Before seeking any recourse against the Seller pursuant to Section 9.2, Buyer shall first seek recourse against the Escrow Fund.

(b)    The amount of any Losses for which Buyer is required to indemnify Seller Indemnitees pursuant to this Agreement shall be reduced by any realized Tax benefit of the Seller Indemnitees’ Taxes arising from the claim, loss or damage for which the indemnity is being paid.
(c)    The aggregate maximum liability of Buyer for indemnification pursuant to Section 9.2 (a) shall be an amount equal to the Cap.
9.6    Procedures.
(a)    Notice of Losses by Seller Indemnitees. Subject to the limitations set forth in this Article IX, as soon as reasonably practicable after a Seller Indemnitee reasonably believes in good faith that he or it has, or based on facts or circumstances then in existence reasonably believes in good faith that he or it will have, a claim for indemnification under this Article IX (a “Seller Claim”), the Seller Representative shall give written notice thereof (a “Seller Claims Notice”) to Buyer. A Seller Claims Notice must describe a Seller Claim in reasonable detail, and indicate the amount (estimated, as necessary) of the Loss that has been or is reasonably expected to be suffered by the applicable Seller Indemnitee. No delay in or failure to give a Seller Claims Notice by the Seller Representative to Buyer pursuant to this Section 9.6(a) shall adversely affect the applicable Seller Indemnitee’s right to indemnification pursuant to this Agreement except to the extent Buyer is materially prejudiced thereby. Buyer shall respond to the Seller Representative (a “Claim Response”) within thirty (30) days (the “Response Period”) after the date that a Seller Claims Notice is received by Buyer. Any Claim Response must specify whether or not Buyer disputes Seller Claim described in Seller Claims Notice. If Buyer fails to give a Claim Response within the Response Period, Buyer shall be deemed not to dispute the Seller Claim described in the related Seller Claims Notice. If Buyer elects not to dispute a Seller Claim described in a Seller Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of Losses alleged in such Seller Claims Notice shall be conclusively deemed to be an obligation of Buyer, and Buyer shall pay, in cash, to the Seller Representative within five (5) days after the last day of the applicable Response Period the amount specified in Seller Claims Notice. If Buyer delivers a Claim Response within the Response Period indicating that it disputes one or more of the matters identified in Seller Claims Notice, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are able to reach agreement with respect to all or any portion of Losses, within thirty (30) days after the conclusion of the Response Period, the amount of Losses, if any, agreed upon shall conclusively be deemed an obligation of Buyer, and Buyer shall pay in cash to the Seller Representative within five (5) days of such agreement the amount of Losses so agreed upon. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after the conclusion of the Response Period, then either Buyer or the Seller Representative may commence an Action to seek resolution of such Seller Claim, subject to the limitations set forth in this Article IX.
(b)    Notice of Losses by Buyer Indemnitees. Subject to the limitations set forth in this Article IX, as soon as reasonably practicable after a Buyer Indemnitee reasonably believes in good faith that he, she or it has, or based on facts or circumstances then in existence reasonably believes in good faith that he, she or it will have, a claim for indemnification under this Article IX (a “Buyer Claim”), Buyer shall give written notice thereof (a “Buyer Claims Notice” and, together with a Seller Claims Notice, a “Notice”) to the Seller Representative. A Buyer Claims Notice must describe a Buyer Claim in reasonable detail and indicate the amount (estimated, as necessary) of the Loss that has been or is reasonably expected to be suffered by the applicable Buyer Indemnitee, all to the extent known. No delay in or failure to give a Buyer Claims Notice by Buyer to the Seller Representative pursuant to this Section 9.6(b) shall adversely affect the applicable Buyer Indemnitee’s right to indemnification pursuant to this Agreement except to the extent Seller is materially prejudiced thereby. If Buyer has not received from the Seller Representative notice in writing that the Seller Representative objects to Buyer Claim (or the amount of Losses set forth in Buyer Claims Notice) asserted in such Buyer Claims Notice (a “Dispute Notice”) by the thirtieth (30th) day following receipt by the Seller Representative of Buyer Claims Notice (the “Dispute Period”), then the amount of Losses alleged in such Buyer Claims Notice shall be conclusively deemed to be an obligation of Seller, and Buyer and the Seller Representative shall instruct the Escrow Agent in writing to, and the Escrow Agent shall, pay to Buyer from the Escrow Account the amount of Losses specified in Buyer Claims Notice subject to the limitations contained in this Article IX. If (i) such Buyer Claims Notice is delivered to the Seller Representative after the Representation Termination Date with respect to claims which survive such date, or (ii) to the extent such Buyer Claims Notice contemplates Losses in excess of Escrow Funds then available in the Escrow Account (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.4), and if, during the Dispute Period, Buyer has not received from the Seller Representative a Dispute Notice, then the amount of Losses alleged in such Buyer Claims Notice in excess of amounts, if any, payable from Escrow Funds shall be deemed to be a joint and general obligation of each Seller, and Buyer may recover such amount from any Seller in the aggregate in cash, within five (5) days of Buyer’s request, subject to the limitations contained in this Article IX.
(c)    Resolution of Buyer Claims. If the Seller Representative delivers a Dispute Notice to Buyer within the Dispute Period, Buyer and the Seller Representative shall promptly meet and use their reasonable efforts to settle the dispute. If Buyer and the Seller Representative are able to reach agreement within thirty (30) days after Buyer receives such Dispute Notice, and to the extent the amount of the Escrow Funds (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.4) equal or exceed the amount of the Losses agreed to be paid with respect to Buyer Claims Notice, then Buyer and the Seller Representative shall deliver a joint written instruction to the Escrow Agent setting forth such agreement and instructing the Escrow Agent to pay to Buyer such amount from the Escrow Account. To the extent the amount of such agreed upon Losses exceeds the amount of the Escrow Funds (after giving effect to any other pending claims under this Article IX and after deduction from such amount of any pending or potential claims under Section 2.4) then available in the Escrow Account, then such excess shall be deemed to be a joint and several obligation of each Seller, and Buyer may recover from any Seller in the aggregate such excess amount in cash, within five (5) days of Buyer’s request, subject to the limitations set forth in this Article IX. If Buyer and the Seller Representative are unable to reach agreement within thirty (30) days after Buyer receives any Dispute Notice, then either Buyer or the Seller Representative (in the names and for the benefit of each Seller) may commence an Action to seek resolution of such Buyer Claim, and to be paid amounts due hereunder, as provided herein, subject to the limitations set forth in this Article IX. For all purposes of this Article IX, Buyer and the Seller Representative shall cooperate with and make available to the other party and its representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.
(d)    Opportunity to Defend Third Party Claims. In the event of any claim by a third party against a Buyer Indemnitee or Seller Indemnitee for which indemnification is available hereunder, the Seller Representative, if indemnification of Buyer Indemnitees is available, or Buyer, if indemnification of Seller Indemnitees is available (each an “Indemnifying Party”), has the right, exercisable by written notice to Buyer or the Seller Representative, as applicable, within sixty (60) days of receipt of a Notice from Buyer or the Seller Representative, as applicable, to assume and conduct the defense of such claim (in the names of, and for the benefit of, the Indemnified Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not be permitted to assume or conduct the defense of any claim if the Indemnified Party is also a party to the Action, there is a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claims such that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and the Indemnified Party shall have determined in good faith that such different or additional defenses would make it inappropriate for the Indemnifying Party to assume or conduct the defense of such claim. Notwithstanding the foregoing, if an Indemnified Party reasonably determines in good faith that there is a reasonable probability that an Action to defend a third party claim may adversely affect him, her or its or his, her or its Affiliates other than as a result of monetary damages for which he, she or it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the right to defend, compromise or settle such Action, but the Indemnifying Party shall not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld), and the Indemnifying Party shall be entitled, at the Indemnifying Party’s cost and expense, to participate in the defense of the third party claim. If the Indemnifying Party has assumed such defense as provided in this Section 9.6(d), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such claim; provided, that if there is a conflict of interest between the positions of the Indemnifying Party and the Indemnified Party in conducting the defense of such claims such that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, and the Indemnified Party shall have determined in good faith that such different or additional defenses would make it inappropriate for one counsel to represent both parties, the Indemnified Party shall be entitled, at the Indemnifying Party’s cost, risk and expense, to retain one firm of separate counsel of his, her or its own choosing (along with any required local counsel) to participate in the defense of the third party claim. If the Indemnifying Party elects to assume the defense of a claim, the Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such claim. If the Indemnifying Party does not assume the defense of any third party claim in accordance with this Section 9.6(d) within fourteen (14) days after delivery of a Buyer Claims Notice in connection with any such claim, the Indemnified Party may defend such claim at the sole cost of the Indemnifying Party. The Indemnified Party shall not consent to a settlement of any such claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld or delayed). Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim, shall consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief adversely affecting the Indemnified Party, (ii) includes a finding or admission of a violation of Law or the rights of any third party or which would otherwise form the basis of liability to any third party or (iii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In any such third party claim, the party responsible for the defense of such claim (the “Responsible Party”) shall, to the extent reasonably requested by the other party, keep such other party informed as to the status of such claim, including, without limitation, all settlement negotiations and offers.
(e)    Releases from the Escrow Account. The funds held under the Escrow Agreement shall be released in accordance with the terms and subject to the conditions set forth in the Escrow Agreement.
9.7    Effect of Investigations and Knowledge.
(a)    Notwithstanding any investigation or other review conducted or capable of being conducted, or any information received or knowledge obtained or capable of being obtained, prior to and/or after the execution of this Agreement or the Closing Date, from or by or on behalf of any party or other Person, except to the extent set forth in Section 6.7(c), (i) all representations and warranties made by each party in this Agreement or in any Related Document shall survive the Closing, subject only to Section 9.1, and (ii) Buyer shall be entitled to rely upon the representations and warranties, covenants and other provisions set forth herein and therein.
(b)    Without limiting the generality of Section 9.7(a), except to the extent set forth in Section 6.7(c), the parties confirm and agree that any actual knowledge learned of any inaccuracy in any actual or deemed representation or of any breach or any actual or deemed warranty as of the Agreement Date and/or at any time thereafter to the Closing Date (whether by reason of any updating of information contained in the Schedules attached hereto or otherwise) shall not in any manner reduce, limit, impair or otherwise affect the right to indemnification under this Agreement. The preceding sentence shall apply whether or not the inaccuracy or breach and/or the facts relating thereto are disclosed orally or otherwise. Accordingly, no party shall have the right to assert or shall assert defenses such as estoppel, non-reliance and waiver, in connection with the matters described in Section 9.7(a) or in this Section 9.7(b), except to the extent provided in Section 6.5(c) hereof. Buyer’s knowledge as of the Agreement Date and/or the Closing Date shall not in any respect reduce, limit, impair or otherwise affect any of the rights of Buyer Indemnitees to be indemnified, defended and held harmless, pursuant to Sections 9.3(b) through (e).
(c)    If the Closing occurs then, for all purposes of this Article IX, the representations and warranties contained in (i) Article IV by Seller shall conclusively be deemed to have been made again at the Closing except that those representations and warranties that address matters only as of a particular date, other than the Agreement Date or the Closing Date, must be true and correct as of such date by them without any further writing, and (ii) in Article V, by Buyer shall conclusively be deemed to have been made again at the Closing by it without any further writing, in each case, except as set forth in Section 6.7(c), without giving effect to any disclosure made, orally or otherwise, with respect to any inaccuracy of breach of any actual or deemed representation or warranty.
9.8    Additional Indemnification Provisions.
(a)    Each party’s obligation under this Agreement is unique. If any party should breach its covenants under this Agreement, the parties each acknowledge that it would be impracticable to measure the resulting damages; accordingly, the nonbreaching party or parties, in addition to any other available rights or remedies they may have under the terms of this Agreement, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.
(b)    All indemnification payments made pursuant to this Article IX shall be treated as an adjustment to the Purchase Price unless otherwise required by Law.
(c)    The parties hereto hereby consent to the non-exclusive jurisdiction of any court in which a claim is brought against any Buyer Indemnitee for purposes of any claim that any Buyer Indemnitee may have under this Agreement with respect to such claim or the matters alleged therein, and agree that process may be served on them with respect to such a claim anywhere in the world.
(d)    The waiver of any condition shall not in any manner affect any right to indemnification provided by this Agreement, including waivers relating to the accuracy of any representations or warranties or the performance or observance of any covenant or other agreement.
(e)    The provisions of this Article IX shall be enforceable regardless of the basis on which Liability is asserted, including strict liability.
(f)    If any remediation or other cleanup (collectively, “Cleanup”) at any Real Property is required and Seller is responsible in whole or part therefor under this Article IX, then (i) such Cleanup shall be performed so as to minimize any suspension, interference or other disruption of Buyer’s operations (and any Losses relating to any such suspension, interference or other disruption of such operations, whether or not so minimized, shall also be indemnified by Seller), and (ii) Buyer shall have the right to approve the detailed plan to effect the Cleanup, such approval not to be unreasonably withheld, including the Persons who will perform the Cleanup, and the Cleanup shall not be initiated without Buyer’s prior written consent, provided that Seller shall have no obligation to effect any Cleanup beyond that required by Law except to the extent any Cleanup is also the subject of any representation or warranty hereunder.
ARTICLE X

MISCELLANEOUS AND GENERAL
10.1    Seller’s Representative.
(a)    The Seller Representative is hereby constituted and appointed as agent and attorney-in-fact for and on behalf of each Seller. Without limiting the generality of the foregoing, the Seller Representative has full power and authority, on behalf of each Seller and its, his or her successors and assigns, to (i) interpret the terms and provisions of this Agreement and the Related Documents, (ii) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by this Agreement and the Related Documents, (iii) receive service of process in connection with any claims under this Agreement, the Related Documents or the Escrow Agreement, (iv) agree to, negotiate, enter into settlements and compromises of such claims, assume the defense of claims, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing, (v) make any payment or pay any expenses under or in connection with this Agreement and any Related Document, (vi) give and receive notices and communications, (vii) authorize delivery to any Buyer Indemnitee of the Escrow Funds or any portion thereof, (viii) object to such deliveries, (ix) distribute the Escrow Funds and any earnings and proceeds thereon, and (x) take all actions necessary or appropriate in the judgment of the Seller Representative on any Seller in connection with this Agreement and the Escrow Agreement, including, without limitation, entering into amendments hereof and thereof.
(b)    The Seller Representative shall not be liable to any Seller for any act done or omitted under this Agreement as Seller Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel shall be conclusive evidence of such good faith.
(c)    From and after the Closing Date, Buyer and the Escrow Agent shall be entitled to deal exclusively with the Seller Representative on all matters pertaining to the rights and obligations of Seller (and each of them) under this Agreement and the Escrow Agreement. A decision, act, consent or instruction of the Seller Representative constitutes a decision of each Seller. Such decision, act, consent or instruction is final, binding and conclusive upon each Seller and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Seller Representative for all purposes of this Agreement and the Escrow Agreement. Notices or communications to or from the Seller Representative shall constitute notice to or from each Seller for all purposes of this Agreement and the Escrow Agreement. If the Seller Representative shall die, become disabled or otherwise be unable to fulfill his responsibilities hereunder, then the Seller by [majority vote] shall promptly appoint a successor to the Seller Representative. In addition, the Seller (including the Seller Representative) may replace the Seller Representative from time to time pursuant to a written consent executed by Combe. Any successor to the Seller Representative shall become the “Seller Representative” for all purposes under this Agreement, effective upon written notice given to Buyer and the other parties hereto.
10.2    Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid, in the case of Seller or the Seller Representative, by Seller, and in the case of Buyer, by Buyer.
10.3    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, and neither this Agreement nor any rights or obligations hereunder are assignable by any party without the prior written consent of the other parties hereto; provided that (a) Buyer shall have the right to collaterally assign its rights under this Agreement as security in connection with any financing incurred in connection with the transactions contemplated by this Agreement, and (b) Buyer shall have the right to assign any or all of its rights and obligations under this Agreement to any Affiliate. For purposes hereof, successors and assigns shall include any beneficiaries of any trust that is an Equity Holder or any other Person to which distributions are made by any such trust (all such beneficiaries or other Person to which distributions are made to be jointly and severally liable for the obligations of the Equity Holder making such distribution to the extent of such distributions) including if the trust making such distribution is not terminated, dissolved or liquidated in connection with such distribution or otherwise.
10.4    Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto and, for purposes of Article IX, the Seller Indemnitees and the Buyer Indemnitees.
10.5    Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation, addressed as follows:
If to Canadian Buyer:
Unique-Intasco Canada, Inc.
c/o Unique Fabricating NA, Inc.
800 Standard Parkway
Auburn Hills, Michigan 48326
Fax: _____________________
Attention: John Weinhardt, President

If to US Buyer:

Unique Fabricating NA, Inc.
800 Standard Parkway
Auburn Hills, Michigan 48326
Fax: _____________________
Attention: John Weinhardt, President

and with a copy to:

Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Fax: (973) 643-6500
Attention: Ira A. Rosenberg, Esq.

If to the Seller Representative:

G. Craig Combe
510 McGregor Avenue
London, Ontario, N6J 2S9
Fax: ___________________

with a copy to:

McKenzie Lake Lawyers LLP
1800-140 Fullarton Street
London, Ontario, N6A 5P2
Fax: 519-672-2674
Attention: Donald S. Bryant

or to such other address with respect to a party as such party notifies the other in writing as above provided.

10.6    Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the parties in connection herewith contain the complete agreement between and among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.
10.7    Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

10.8    Amendment. This Agreement may be amended or modified only by an instrument in writing duly executed by the Seller Representative and Buyer.
10.9    Waiver. Seller Representative and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) at any time at or prior to the Closing Date, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver shall be valid only if set forth in a writing signed by the Seller Representative and Buyer.
10.10    Governing Law; Forum.
(a)    This Agreement and, except to the extent otherwise provided in any Related Document, each Related Document, is to be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its rules of conflict of laws other than Section 5-1401 of the New York General Obligations Law.
(b)    Any Action brought by any party or any of its Affiliates arising in whole or in part under or in connection with this Agreement or, except to the extent provided in any Related Document, any Related Document may only be instituted in a federal or state court in New York County, New York, and each party waives any claim or objection that it may now or hereafter have to the laying of venue of any such proceeding, and agrees not to assert that venue should properly lie in any other location. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Canadian dollars into US Dollars then the parties agree, to the fullest extent permitted by law, that the rate of exchange shall be the rate at which in accordance with normal banking procedures, any party could purchase US dollars with Canadian dollars at the buying spot rate of exchange in the New York foreign exchange market on the Business Day immediately preceding that on which any such judgment, or any relevant part thereof, is given.
(c)    Each party hereby (i) consents to service of process in any Action between or among the parties arising in whole or in part under or in connection with this Agreement or any Related Document in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 10.5 above, shall constitute good and valid service of process in any such Action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process.
10.11    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER

SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT AND THAT ANY SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
10.12    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
10.13    Schedules. Notwithstanding anything to the contrary in the Schedules to this Agreement or any cover page thereto, to the extent any one or more provisions in any Schedule conflicts with the provisions of this Agreement (including this Section 10.13) the provisions of this Section 10.13 and the other provisions of this Agreement shall control (including, without limitation, that no effect shall be given to any purported materiality or knowledge qualifications in any of the Schedules).
10.14    Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.
10.15    Joint Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties hereto in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection with this Agreement.
10.16    Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages may be inadequate and the non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce its rights and the breaching party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

10.17    Counterparts. This Agreement may be executed in any number of counterparts, and counterpart signature pages may be delivered by PDF format, each of which shall be deemed an original but all of which shall constitute but one instrument.
10.18    Confidentiality. From and after the Closing Date, Seller shall maintain in strict confidence, and not, directly or indirectly, use, disclose or otherwise exploit any of the Confidential Information to any Person, except to pursue its rights under this Agreement or the Related Documents. In the event that Seller is required by Law to disclose any Confidential Information, Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek, at its expense, an appropriate protective order or waive compliance with the provisions of this Section 10.18. Upon the request and at the expense of Buyer, Seller shall assist Buyer in obtaining such protective order. If, in the absence of a protective order or the receipt of a waiver hereunder Seller is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, Seller may disclose the Confidential Information to the Governmental Authority; provided, however, that Seller shall use reasonable best efforts to obtain, at the request, and at the expense, of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate. As used herein, “Confidential Information” shall mean any nonpublic or confidential information relating to Buyer its Affiliates, the Products or the Business, except to the extent that such information shall have become public knowledge other than through improper disclosure by the Seller.
[Signatures on Following Page]

IN WITNESS WHEREOF, Buyer and the Seller have caused this Agreement to be executed as of the day and year first above written.
BUYER:
UNIQUE-INTASCO CANADA, INC.

By: /s/ John Weinhardt
Name: John Weinhardt
Title: President

UNIQUE FABRICATING NA, INC.

By: /s/ John Weinhardt
Name: John Weinhardt
Title: President

SELLER:

G.C.C. HOLDINGS LTD.

By: /s/ G. Craig Combe
Name: G. Craig Combe
Title: President

INTASCO CORPORATION

By: /s/ G. Craig Combe
Name: G. Craig Combe
Title: President

/s/    G. Craig Combe
G. Craig Combe

THE COMBE FAMILY TRUST

By: /s/ Gordon Craig Combe
Name: Gordon Craig Combe

Schedule 2.2
“Purchased Assets” means all of the assets of every kind and nature, real, personal and mixed, tangible or intangible, wherever located, owned by, used by or held for use by the Intasco, including any and all of the following assets, except, and only except, the herein defined Excluded Assets:
(a)    Accounts and Instruments. All accounts, instruments and chattel paper (as such terms are defined in the UCC), including all Accounts Receivable.
(b)    Inventory. All Inventory.
(c)    Intellectual Property. All rights in and to all United States, Canadian and foreign patents, tradenames, trademarks, corporate names, service marks, copyrights, domain names and/or applications therefor and the like, and all other intellectual property of any kind or nature, whether arising under statute, common law or otherwise, registered or unregistered, including, without limitation, the Intellectual Property.
(d)    Customer and Supplier Information. All current or historical information relating to customers and suppliers, including all customer lists, mailing lists, customer price lists, customer files, customer account histories, suppliers lists, suppliers price lists and other correspondence and other recorded knowledge relating to customers or suppliers. Customers include distributors.
(e)    Goodwill. All of the goodwill of Intasco.
(f)    Machinery, Equipment, Fixtures and Supplies. All machinery and equipment, molds, office equipment, accessories, tools, vehicles, spare parts, fixtures, furniture, supplies relating to the foregoing, other supplies, including packaging and office supplies and other similar personal property.
(g)    Proprietary Technology; Other Information. All proprietary technology, including all know‑how, trade secrets, quality control standards, reports, including test reports, processes, market research and other data, computer software and programs, formulae, inventions and other ideas, current and historical information relating to products purchased or sold by Intasco or contemplated to be purchased or sold, including all sales literature, sales data and other related information, including correspondence and recorded knowledge, and all other current and historical information relating to the Purchased Assets, including employee records and other information pertaining to the Business, and the media thereon.
(h)    Permits; Contract Rights; Prepaid Assets; Certain Insurance Policies; Other Assets. All of the following: (i) all Permits; (ii) all of the rights under all Contracts; (iii)  Intasco’s website(s); (iv) all prepaid or deferred expenses, including all advertising and promotional materials, catalogs and labels; (v) all warranties, guarantees and rights of indemnity, at common law, by contract or otherwise; (vi) all other rights relating to the other Purchased Assets, including all guaranties, security agreements and other collateral in respect of any such assets and claims now existing or hereafter arising relating thereto; (vii) all rights to receive proceeds of insurance awards payable on or after the Closing Date with respect to loss of any Purchased Asset; (viii) all claims and other causes of action inuring to Intasco’s benefit; and (ix) without limiting the generality of this Schedule 2.2, all other assets of Intasco except to the extent same constitute Excluded Assets.
(i)    The following vehicles: 2011 Jeep Grand Cherokee and 2014 Jeep Grand Cherokee.
Notwithstanding the preceding provisions of this Schedule 2.2, the Purchased Assets shall not include any of the following assets existing on the Closing Date except to the extent such assets are reflected in the Closing Working Capital (as finally determined pursuant to Section 2.4) (the “Excluded Assets”):
(a)    Cash. Subject to the Target Working Capital requirement, all cash, certificates of deposit, money market accounts, marketable securities and other similar securities and/or cash equivalents of Intasco.
(b)    Tax Refunds. All claims made or which may be made by Intasco to any Governmental Authority, to the extent same does not adversely affect Buyer, relating to refunds for Taxes with respect to any period occurring prior to the Closing Date.
(c)    Certain Corporate Records. Corporate minutes, seals, stock ledgers and stock transfer books of Intasco.
(d)    Non-Assignable Assets. Contracts requiring consent to Intasco’s transfer of same and as to which such consent is not obtained prior to the Closing Date provided that this clause (d) shall not in any manner reduce or otherwise alter the rights of Buyer under this Agreement.
(e)    Real Property. All rights (other than rights under the Leases) with respect to Leased Real Property and Improvements.
(f)    The following vehicles: 2013 Audi Quattro, 2014 Audi Truck/Van, 2001 Mercedes Benz and 2014 Jeep Grand Cherokee Sport.
Terms (whether or not capitalized) defined in the Agreement to which this Schedule 2.2 is attached and not defined in this Schedule 2.2 shall have the meanings ascribed to such terms in the Agreement. Capitalized terms defined in this Schedule and not defined in the Agreement to which this Schedule 2.2 is attached shall in the Agreement have the meanings ascribed to such terms in this Schedule 2.2.

2

Schedule I
Claudine Andrews
Lisa LeGras
Steve McNeil
David Rodenburg
Jeffrey Saunders